UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

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BioScrip, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on Tuesday, May 1, 2012

To the Stockholders of BioScrip, Inc.:

Notice is hereby given that the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of BioScrip, Inc., a Delaware corporation (the “Company”), will be held at the Sheraton Tarrytown Hotel, 600 White Plains Road, Tarrytown, New York 10591 on Tuesday, May 1, 2012 at 9:00 a.m., local time, for the following purposes:

1.	To elect nine directors to the Board of Directors of the Company, each to hold office for a term of one year or until their respective successors shall have been duly elected and shall have qualified.

2.	To approve by advisory vote the compensation paid to the Company’s named executive officers.

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2012.

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The foregoing items of business, including information regarding the Company’s current directors and those persons nominated for election as directors of the Company, are more fully described in the Proxy Statement which is attached to and made a part of this notice.

The Board of Directors has fixed the close of business on March 12, 2012 as the record date for determining stockholders of the Company entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, please mark, sign, date and mail the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope to ensure your representation and the presence of a quorum at the Annual Meeting. Alternatively, you may vote by toll-free telephone call or electronically via the Internet by following the instructions on the enclosed proxy card. If you send in your proxy card, vote by telephone or via the Internet and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable as set forth in the Proxy Statement.

By order of the Board of Directors,

-s- Kimberlee C. Seah

Kimberlee C. Seah,

Senior Vice President, Secretary

and General Counsel

Elmsford, New York

March 27, 2012

Important notice regarding availability of proxy materials for the Annual Meeting of Stockholders to be held on Tuesday, May 1, 2012: This Proxy Statement, Proxy Card and the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 are also available for viewing at www.proxyvote.com.

BIOSCRIP, INC.

100 Clearbrook Road

Elmsford, New York 10523

(914) 460 – 1600

PROXY STATEMENT

Meeting Time and Date

This Proxy Statement is being furnished to the stockholders of BioScrip, Inc., a Delaware corporation (“BioScrip” or the “Company”), in connection with the solicitation by the Board of Directors of the Company (the “Board” or the “Board of Directors”) of proxies in the enclosed form for use in voting at the Company’s 2012 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, May 1, 2012 at 9:00 a.m., local time, at the Sheraton Tarrytown Hotel, 600 White Plains Road, Tarrytown, New York 10591 and at any adjournments or postponements thereof. The shares of BioScrip’s common stock, par value $.0001 per share (the “Common Stock”), represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting.

This Proxy Statement and the accompanying proxy card, which are furnished in connection with the solicitation of proxies by the Company’s Board of Directors, are being mailed and made available electronically to stockholders on or about March 27, 2012.

Instead of submitting your proxy with the paper proxy card, you may vote by telephone or electronically via the Internet. If you vote by telephone or via the Internet it is not necessary to return your proxy card. Please note that there are separate telephone and Internet voting arrangements depending upon whether your shares of Common Stock are registered in your name or in the name of a broker or bank. You should follow the instructions on the proxy card you receive.

Record Date and Shares Outstanding

The close of business on March 12, 2012 has been fixed by the Board of Directors as the record date (the “Record Date”) for determining stockholders of the Company entitled to notice of and to vote at the Annual Meeting. The only outstanding voting securities of the Company are shares of Common Stock. As of the close of business on the Record Date, the Company had 55,598,654 shares of Common Stock issued and outstanding and held of record by approximately 247 holders (in addition to approximately 5,631 stockholders whose shares were held in nominee name).

Matters to be Voted on at the Annual Meeting

The following three matters will be presented for stockholder consideration and voting at the 2012 Annual Meeting:

•

Proposal 1: Election of Directors — the election of the nine directors nominated to serve on the Board of Directors of the Company, each to hold office until their respective successors shall have been duly elected and shall have qualified;

•

Proposal 2: Approval, by Advisory Vote, of the Compensation Paid to the Company’s Named Executive Officers — a non-binding vote on the proposal to approve the compensation paid to the Company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion; and

•	Proposal 3: Ratification of the Appointment of Independent Auditors — the ratification of the appointment of Ernst & Young LLP as BioScrip’s independent auditor for the year ending December 31, 2012.

The Board of Directors recommends that you vote FOR each of the directors nominated under Proposal 1 and FOR Proposals 2 and 3.

The Board is not aware of any matters to be presented for a vote at the 2012 Annual Meeting other than those described in this Proxy Statement. If any other matters properly arise at the meeting, your proxy, together with the other proxies received, will be voted at the discretion of the proxy holders designated on the proxy card.

Voting and Solicitation

Each stockholder entitled to vote at the Annual Meeting may cast one vote in person or by proxy for each share of Common Stock held by such stockholder. To vote in person, a stockholder should attend the Annual Meeting with a completed proxy or, alternatively, the Company will give you a ballot to complete upon arrival at the Annual Meeting. To vote by mail using a proxy card, a stockholder should mark, sign, date and mail the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. To vote by telephone, dial toll-free (800) 690-6903 using a touch-tone phone and follow the recorded instructions. To vote via the Internet, a stockholder must go to www.proxyvote.com and complete an electronic proxy card. When voting over the telephone or via the Internet, a stockholder will be asked to provide the company number and account number contained on the enclosed proxy card.

If on the Record Date a stockholder’s shares of Common Stock were held in an account maintained at a brokerage firm, bank, dealer, or other similar organization, then that stockholder is considered to be the beneficial owner of shares held in “street name” and these proxy materials are being forwarded by that organization, which is considered the stockholder of record for purposes of voting at the Annual Meeting. A stockholder who is a beneficial owner has the right to direct his or her broker or other agent on how to vote the shares of Common Stock in his or her account. Beneficial owners of the Company’s Common Stock are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, he or she may not vote in person at the Annual Meeting unless he or she requests and obtains a valid proxy from his or her broker or other agent.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Election at the Annual Meeting. The Inspector of Election will also determine whether or not a quorum is present. The holders of a majority of the shares of Common Stock issued and outstanding as of the Record Date are required to be present at the Annual Meeting, either in person or by proxy, in order to constitute a quorum. Shares of Common Stock represented at the Annual Meeting in person or by proxy but not voted will be counted for purposes of determining a quorum. Accordingly, abstentions and broker “non-votes” (generally shares as to which a broker or nominee has indicated that it has not received voting instructions from the beneficial owner and lacks discretionary authority to vote) on a particular matter, including the election of directors, will be treated as shares that are present and entitled to vote at the Annual Meeting for purposes of determining the presence of a quorum.

Pursuant to the rules of the U.S. Securities and Exchange Commission and the NASDAQ Global Market broker-dealers are prohibited from voting on the election of directors, executive compensation, or any other significant matter, all of which are considered “non-routine”, unless instructed by the beneficial owner of the shares. Certain matters submitted to a vote of stockholders are considered to be “routine” items upon which brokerage firms may vote in their discretion on behalf of their customers if such customers have not furnished voting instructions within a specified period of time prior to the Annual Meeting. On those matters determined to be “non-routine,” brokerage firms that have not received instructions from their customers would not have discretion to vote. Proposals 1 and 2 are likely to be considered “non-routine” matters, and Proposal 3 is likely to be considered a “routine” matter. Accordingly, if your broker holds shares that you own in “street name,” the broker may not vote your shares on either Proposal 1 or 2 without receiving instructions from you, and your shares will not be voted (i.e., broker “non-vote”).

In the election of directors, Proposal 1, the nine nominees who receive the greatest number of affirmative votes will be elected to the Board of Directors.

The vote on Proposal 2 to approve on a non-binding, advisory basis, the compensation paid to the Company’s Named Executive Officers is advisory and so the results will not be binding on the Compensation Committee. The Compensation Committee will, however, take into account the outcome of the vote when considering future compensation arrangements.

In order to approve Proposal 3, the proposal to ratify the appointment of Ernst & Young LLP, the “yes” votes cast in favor of the proposal must exceed the “no” votes cast against the proposal. If you do not vote in person or vote via the Internet or by telephone, or sign and return a proxy, your shares will not be counted as “yes” votes or “no” votes on any proposal to be voted on. Similarly, an abstention or broker non-vote will not affect the outcome of the vote on any of the proposals to be acted upon for shares present to be voted at the Annual Meeting.

Proxies in the accompanying form that are properly executed, duly returned to the Company and not revoked, or proxies that are submitted by telephone or via the Internet and not revoked, will be voted in accordance with the instructions contained therein. If, as a stockholder of record, you do not specify how your shares are to be voted, the proxies will vote your shares FOR Proposals 1 and 3. No proposal is currently expected to be considered at the Annual Meeting other than the proposals set forth in the accompanying Notice of Annual Meeting. If any other proposals are properly brought before the Annual Meeting for action it is intended that the persons named in the proxy and acting thereunder will vote in accordance with their discretion on such proposals.

The presence of a stockholder at the Annual Meeting will not revoke such stockholder’s proxy. However, a proxy may be revoked at any time before it is voted by delivering to the Secretary of the Company (at the principal executive offices of the Company) a written notice of revocation, by executing and delivering a later dated proxy or by attending the Annual Meeting and voting in person. Stockholders voting by telephone or via the Internet may also revoke their proxy by attending the Annual Meeting and voting in person, by submitting the proxy in accordance with the instructions thereon or by voting again, at a later time, by telephone or via the Internet (a stockholder’s latest telephone or Internet vote, as applicable, will be counted and all earlier votes will be disregarded). However, once voting on a particular proposal is completed at the Annual Meeting, a stockholder will not be able to revoke his or her proxy or change his or her vote as to any proposal or proposals on which voting has been completed.

The solicitation of proxies will be conducted by mail and the Company will bear all associated costs of the solicitation process. These costs include the expenses of preparing and mailing proxy solicitation materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding such materials to beneficial owners of shares of Common Stock. The Company may conduct further solicitations personally, telephonically or by facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with any such solicitations.

Adjournments and Postponements

Adjournments or postponements of the Annual Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment or postponement may be made from time to time by approval of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting (whether or not a quorum exists) without further notice other than by an announcement made at the Annual Meeting. The Company does not currently intend to seek an adjournment or postponement of the Annual Meeting, but no assurance can be given that one will not be sought at that time.

COMMON STOCK OWNERSHIP BY CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 12, 2012, certain information concerning the beneficial shareholdings of (i) each person who is a director of the Company and each director nominee; (ii) each of the Company’s executive officers named in the Summary Compensation Table set forth below; (iii) all directors and executive officers of the Company as a group; and (iv) each person who is known by the Company to beneficially own more than five percent of the Company’s Common Stock (based on 55,598,654 shares of common stock outstanding as of March 12, 2012). To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)(3)		Percent of Class (3)
Kohlberg Management V, L.L.C. (4)	15,686,149		26.77%
111 Radio Circle
Mt. Kisco, New York 10549
Heartland Advisors, Inc. (5)	4,386,076		7.89%
789 North Water Street
Milwaukee, WI 53202-3508
NorthPointe Capital, L.L.C. (6)	3,585,902		6.45%
101 W. Big Beaver, Suite 745
Troy, MI 48084
2011 Directors and Named Executive Officers
Richard H. Friedman	1,508,477	(7)	2.67%
Richard M. Smith	493,334	(8)	*
Charlotte W. Collins	68,800	(13)	*
Samuel P. Frieder	20,000	(18)	*
Myron Z. Holubiak	72,600	(14)	*
David R. Hubers	178,100	(15)	*
Richard L. Robbins	108,500	(16)	*
Stuart A. Samuels	83,900	(17)	*
Gordon H. Woodward	20,000	(18)	*
Mary Jane Graves	86,425	(19)	*
David Evans	82,124	(10)	*
Vito Ponzio, Jr.	58,335	(11)	*
Russel J. Corvese	349,813	(12)	*
Barry A. Posner	224,434	(9)	*
Scott W. Friedman	—		*
All Directors and Executive Officers as a group (19 persons)	3,662,231	(20)	6.3%

*	Percentage less than 1% of class.

(1)	Except as otherwise indicated, all addresses are c/o BioScrip, Inc., 100 Clearbrook Road, Elmsford, NY 10523.

(2)	The inclusion in this table of any shares of Common Stock as “beneficially owned” does not constitute an admission by the holder of beneficial ownership of those shares. Except as otherwise indicated, each person has sole voting power and sole investment power with respect to all such shares beneficially owned by such person.

(3)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and generally includes voting or investment power over securities. The table above includes the number of shares underlying options and warrants that are currently exercisable or are exercisable within 60 days of March 12, 2012. With respect to each person, beneficial ownership is therefore based on 55,598,654 shares of common stock outstanding as of March 12, 2012, plus the number of options or warrants held by such person which are currently exercisable or are exercisable within 60 days of March 12, 2012. Shares of Common Stock subject to options and warrants that are currently exercisable or are exercisable within 60 days of March 12, 2012 are considered outstanding and beneficially owned by the person holding the options or warrants for the purposes of computing beneficial ownership of that person and of the directors and executive officers as a group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(4)	Based on information contained in Schedule 13D filed with the Securities and Exchange Commission on October 24, 2011 on behalf of the following: (i) Kohlberg Management V, L.L.C., a Delaware limited liability company (“Fund V”) beneficially owns 15,686,149 shares of which it has shared voting power with respect to 15,686,149 shares and shared dispositive power with respect to 14,889,510 shares; (ii) Kohlberg Investors V, L.P., a Delaware limited partnership (“Investors”) beneficially owns 8,654,951 shares of which it has shared voting power with respect to 8,654,951 shares and shared dispositive power with respect to 7,858,312; (iii) Kohlberg Partners V, L.P., a Delaware limited partnership (“Partners”) beneficially owns 442,499 shares for which it has shared voting power and shared dispositive power; (iv) Kohlberg Offshore Investors V, L.P., a Delaware limited partnership (“Offshore”) beneficially owns 526,390 shares for which it has shared voting power and shared dispositive power, (v) Kohlberg TE Investors V, L.P., a Delaware limited partnership (“TE”) beneficially owns 5,715,246 shares for which is has shared voting power and shared dispositive power, and (vi) KOCO Investors V, L.P., a Delaware limited partnership (“KOCO” and collectively with Investors, Partners, Offshore and TE, the “Funds”) beneficially owns 347,063 for which it has shared voting power and shared dispositive power. Fund V is the general partner of the Funds. Includes warrants to acquire up to an aggregate of 3,004,887 shares of the Company’s common stock and 796,639 shares of common stock held in escrow to satisfy the indemnification obligations of the Funds in connection with the acquisition of Critical Homecare Solutions Holdings, Inc. (“CHS”) by the Company in March 2010. Each reporting person expressly disclaims beneficial ownership of any of these securities except to the extent such reporting person actually exercises voting or dispositive power with respect to such securities.

(5)	Based on information contained in Schedule 13G/A filed with the Commission on February 10, 2012 by Heartland Advisors, Inc., referred to herein as “Heartland.” Heartland advises that it is an investment advisor registered with the Commission. Heartland, by virtue of its investment discretion and voting authority granted by certain clients, which may be revoked at any time; and William J. Nasgovitz, President and control person of Heartland, has shared dispositive power with respect to 4,386,076 shares and shared voting power with respect to 4,148,876 shares held by Heartland’s clients and managed by Heartland. Heartland and Mr. Nasgovitz each specifically disclaim beneficial ownership of these shares and disclaim the existence of a “group” for purposes of Section 13(d) of the Exchange Act.

(6)	Based on information contained in Schedule 13G filed with the SEC on February 10, 2012 by NorthPointe Capital, L.L.C., referred to herein as NorthPointe. NorthPointe advises that its clients, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive dividends from as well as the proceeds from the sale of such securities reported on the Schedule 13G, and further, that NorthPointe has sole dispositive power with respect 3,585,902 of the shares sole voting power with respect to 2,472,524 of the shares held by NorthPointe.

(7)	Includes 1,004,198 shares issuable upon exercise of options held by Mr. Friedman. Includes 250,000 shares of Common Stock owned by the Richard H. Friedman Grantor Retained Annuity Trust. Mr. Friedman is a trustee of the trust.

(8)	Includes 363,334 shares issuable upon exercise of options held by Mr. Smith. Excludes 691,666 shares subject to options held by Mr. Smith that will not be vested within 60 days of March 12, 2012.

(9)	Includes 194,024 shares issuable upon exercise of options held by Mr. Posner.

(10)	Includes 73,334 shares issuable upon exercise of options held by Mr. Evans. Excludes 166,666 shares subject to options held by Mr. Evans that will not be vested within 60 days of March 12, 2012.

(11)	Includes 58,335 shares issuable upon exercise of options held by Mr. Ponzio. Excludes 166,665 shares subject to options held by Mr. Ponzio that will not be vested within 60 days of March 12, 2012.

(12)	Includes 306,975 shares issuable upon exercise of options held by Mr. Corvese. Excludes 153,333 shares subject to options held by Mr. Corvese that will not be vested within 60 days of March 12, 2012.

(13)	Includes 35,000 shares issuable upon exercise of options to purchase Common Stock held by Ms. Collins.

(14)	Includes 52,600 shares issuable upon exercise of options held by Mr. Holubiak.

(15)	Includes 47,400 shares issuable upon exercise of the vested portion of options held by Mr. Hubers. Also includes 26,962 shares of Common Stock held by the David R. Hubers Revocable Trust; 36,978 shares of Common Stock held by the Hubers Grandchildren’s Trust; and 26,600 shares of Common Stock held by the David R. Hubers 2010 GRAT no. 1 U/A/D 07/29/2010. Mr. Hubers is a trustee of these trusts, other than the Hubers Grandchildren’s Trust, of which Mr. Hubers’s spouse is the trustee.

(16)	Includes 25,000 shares issuable upon exercise of options held by Mr. Robbins.

(17)	Includes 47,400 shares issuable upon exercise of options held by Mr. Samuels.

(18)	In connection with the acquisition of CHS in March 2010, the Company entered into a stockholders’ agreement with Kohlberg Investors V, L.P., as stockholders’ representative, the stockholders of CHS and an optionholder of CHS. Among other things, the stockholders’ agreement grants to the stockholder representative the right to designate up to two directors (based on specified ownership percentages of the Company’s common stock) to be nominated for election to the Company’s board of directors. The stockholders’ representative designated Messrs. Samuel P. Frieder and Gordon H. Woodward as its representatives for nomination to the Board in accordance with the stockholders’ agreement and they were appointed to the Company’s Board upon the closing of the acquisition of CHS.

(19)	Includes warrants to acquire up to 66,446 shares of the Company’s common stock and 1,214 shares of common stock held in escrow to satisfy the indemnification obligations in connection with the acquisition of Critical Homecare Solutions Holdings, Inc. by the Company in March 2010.

(20)	Includes 2,468,465 shares issuable upon exercise of options and 66,446 shares issuable upon exercise of warrants. Excludes 1,375,326 shares subject to options that will not be vested within 60 days of March.

* * * * *

Equity Compensation Plan Information

The following table sets forth information relating to equity securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2011.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	5,753,693	$5.79	4,893,174
Equity compensation plans not approved by security holders	—	—	—

Total	5,753,693	$5.79	4,893,174

(1)	This includes the 2008 Plan and the CHS Plan. In connection with the Company’s acquisition of CHS in March 2010, the Company assumed and adopted the BioScrip/CHS 2006 Equity Incentive Plan (the “CHS Plan”) and certain options issued under the under CHS Plan were converted into the right to purchase 716,086 shares of the Company’s Common Stock and all other options issued under the CHS Plan were either cashed out or cancelled. There are 2,164,363 shares of common stock remaining available under the CHS Plan for grant to current employees of the Company who are former employees of CHS and to employees of the Company hired after the date of the acquisition of CHS.

* * * * *

The following table sets forth information relating to the number of stock options and shares of restricted stock granted by the Company in fiscal years 2011, 2010 and 2009:

Fiscal Year	Stock Options Granted (#)	Restricted Stock Granted (#)
2011	1,523,500	90,000
2010	1,722,250	80,000
2009	1,918,600	257,860

* * * * *

PROPOSAL 1.

ELECTION OF DIRECTORS

General

In accordance with the Company’s By-Laws, the Board of Directors shall be comprised of such number of directors as is designated from time to time by resolution of the Board of Directors. Directors shall hold office until the next annual meeting of stockholders or until their respective successors are duly elected and qualified, or until any such director’s earlier death, resignation or removal. Vacancies on the Board of Directors and newly created directorships will generally be filled by the vote of a majority of the directors then in office, and any directors so chosen will hold office until the next annual meeting of stockholders. On March 5, 2012, Louis T. DiFazio resigned as a director for personal reasons, and on the same date, upon the acceptance of his resignation, the Board of Directors reduced the number of directors from ten to nine. The Board of Directors has no reason to believe that any of its nominees will be unable or unwilling to serve as a director if elected and, to the knowledge of the Board of Directors, each of its nine nominees intends to serve in such capacity for the entire term for which election is sought. However, should any nominee become unwilling or unable to accept nomination or election as a director of the Company, the proxies solicited by management will be voted (unless marked to the contrary) for such person or persons, if any, as shall be recommended by the Board of Directors. However, proxies will not be voted for the election of more than nine directors.

In connection with the acquisition of CHS in March 2010, the Company entered into a stockholders’ agreement with Kohlberg Investors V, L.P., as stockholders’ representative, the stockholders of CHS and an optionholder of CHS. Among other things, the stockholders’ agreement grants to the stockholders’ representative the right to designate up to two directors (based on specified ownership percentages of the Company’s common stock) to be nominated for election to the Company’s board of directors. The stockholders’ representative designated Messrs. Samuel P. Frieder and Gordon H. Woodward as its representatives for nomination to the Board in accordance with the stockholders’ agreement and they were appointed to the Company’s Board upon the closing of the acquisition of CHS. For as long as the stockholders’ representative has the right to designate one or more directors to the Board, at least one of those directors will be entitled to representation on the Audit, Management Development and Compensation and Corporate Strategy committees, so long as such designee meets the requirements of the NASDAQ listing standards for such committee.

Based on the recommendation of the Governance and Nominating Committee, the following nine persons have been nominated for election to the Board of Directors at this Annual Meeting: Charlotte W. Collins, Samuel P. Frieder, Richard H. Friedman, Myron Z. Holubiak, David R. Hubers, Richard L. Robbins, Stuart A. Samuels, Richard M. Smith, and Gordon H. Woodward. All of the nominees for election to the Board of Directors currently serve as directors of the Company.

The Company’s directors have backgrounds that, when combined, provide a portfolio of experience and knowledge that serve the Company’s governance and strategic needs. Director nominees are considered on the basis of a range of criteria including broad-based business knowledge and relationships, prominence and reputations in their primary fields of endeavor, as well as a commitment to good corporate citizenship. They must have demonstrated experience and ability that is relevant to the board’s oversight role with respect to the Company’s business and affairs and have expertise and knowledge in various disciplines relevant to the Company’s business and/or operations. Each director’s biography set forth below includes the particular experience and qualifications that led the Board to conclude that the director should serve on the Board of Directors.

In voting for directors, each stockholder is entitled to cast one vote for each nominee. Stockholders are not entitled to cumulative voting in the election of directors. The nine nominees who receive the greatest number of votes will be elected to the Board of Directors.

Current Directors and Nominees for Director

The following biographies set forth certain information with respect to each current director and each nominee for election as a director, including biographical data for at least the last five years:

Richard H. Friedman, 61, Chairman of the Board of Directors.    Mr. Friedman joined the Company in April 1996. From May 1996 through March 1998 he served as a director of the Company as well as its Chief Financial Officer and Chief Operating Officer. Mr. Friedman also served as the Company’s Treasurer from April 1996 until February 1998. From April 1998 until March 2005 he served as the Company’s Chief Executive Officer and Chairman of the Board, at which time he was appointed Executive Chairman of the Board following the Company’s merger with Chronimed, Inc. (“Chronimed”). In June 2006, Mr. Friedman reassumed the role of Chief Executive Officer of the Company and on December 31, 2010, Mr. Friedman resigned from that position.

Richard M. Smith, 52, President and Chief Executive Officer.    Mr. Smith joined the Company as its President and Chief Operating Officer in January 2009 and was appointed a director of the Company in September 2009. On January 1, 2011, Mr. Smith succeeded Richard H. Friedman as the Company’s Chief Executive Officer. Prior to joining the Company, from June 2006 to December 2008 Mr. Smith was Chief Executive Officer and a director of Byram Healthcare Centers, Inc., a provider of medical supplies and pharmacy items to long-term chronic patients. From May 2003 to May 2006 Mr. Smith was the President and Chief Operating Officer of Option Care, Inc., a home infusion and specialty pharmaceutical company.

Charlotte W. Collins, Esq., 59, has been a director of the Company since April 2003. Since January 2008, she has been Vice President of Policy and Programs and as an executive with the Asthma and Allergy Foundation of America, serving as Director of Public Policy and Advocacy. From 2003 to 2007, she was Associate Professor of Health Services Management and Leadership, and Health Policy at the George Washington University School of Public Health and Health Services. From January 2002 to June 2003, she was an Associate Research Professor of Health Policy at the same university. She served a four year term on the National Allergy and Infectious Diseases Advisory Council of the National Institutes of Health beginning in 2001. From September 1996 to November 2004, Ms. Collins was Of Counsel in the health policy practice of the law firm of Powell, Goldstein LLP in its Washington DC office. She served as General Counsel of the Regional Medical Center at Memphis for ten years until 1996 and served as interim General Counsel for the District of Columbia Health and Hospitals Public Benefit Corporation in 1998. In 1993, Ms. Collins co-founded a managed care plan and served on its board of directors through 1996. She has also served on the boards of two primary care centers, a Medicare Part A intermediary company, and as a leadership coach for the Robert Wood Johnson Foundation’s Health Policy Fellows program. In 2006, Modern Healthcare magazine named her one of the top 25 most influential minority healthcare executives.

Samuel P. Frieder, 47, was appointed a director of the Company in connection with the Company’s acquisition of CHS in March 2010. Mr. Frieder is the Managing Partner of Kohlberg & Co., L.L.C. (“Kohlberg”). Mr. Frieder joined Kohlberg in 1989, became a principal in 1995, co-managing partner in 2006 and sole managing partner in 2010. He is a member of the board of directors of AGY Holdings Corporation, Bauer Performance Sports, Ltd., Centerplate, Inc., Central Parking Corporation, Chronos Life Group, Concrete Technologies Worldwide, The Hoffmaster Group, Inc., Katy Industries, Inc., Kellermeyer Building Services, Niagara Corporation, Nielsen & Bainbridge, L.L.C., Packaging Dynamics Corporation, Pittsburgh Glass Works L.L.C., Phillips Plastics Corporation, Stanadyne Corporation, SVP Holdings, Ltd., Thomas Nelson and Trico Products, Inc. and was a member of the board of directors of Kohlberg Capital Corporation. Prior to joining Kohlberg, Mr. Frieder was with Security Pacific Business Credit and Manufacturers Hanover Trust Company. Mr. Frieder received an A.B. from Harvard College.

Myron Z. Holubiak, 65, has been a director of the Company since March 2005. Prior to being appointed a director of the Company he had served as a director of Chronimed since September 2002. Mr. Holubiak is the former President of Roche Laboratories, Inc. He held this position from December 1998 to August 2001. From August 2001 to June 2002, Mr. Holubiak was President, Chief Operating Officer and member of the Board of Directors of iPhysicianNet, Inc., a video detailing company. From July 2002 to April 2007

Mr. Holubiak was President and Chief Operating Officer of HealthSTAR Communications, Inc., a health care marketing communications network of 16 companies. Currently, Mr. Holubiak is the President and a member of the board of directors of 1-800-Doctors, Inc., a medical referral company that provides consumers with access to physicians and hospitals. From April 2004 to July 2008 Mr. Holubiak served on the board of directors of Nastech Pharmaceuticals Company, Inc. (now Marina Biotech, Inc.). Mr. Holubiak is also a member of the board of directors of Venture Biosciences, Inc.

David R. Hubers, 69, has been a director of the Company since March 2005. Prior to being appointed a director of the Company he had served as a director of Chronimed since November 2000. Mr. Hubers was Chairman of American Express Financial Advisors, Inc. prior to his retirement. He joined American Express Financial Advisors Inc. in 1965 and held various positions, including Senior Vice President of Finance and Chief Financial Officer until being appointed President and Chief Executive Officer in August 1993. He served in that capacity until June 2001. Mr. Hubers served on the boards of directors of the Carlson School of Management at the University of Minnesota and Lawson Software. He was also Chairman of the Compensation Committee at Lawson Software.

Richard L. Robbins, 71, has been a director of the Company since March 2005. From October 2003 through March 2006, Mr. Robbins was Senior Vice President, Financial Reporting and Control and Principal Financial Officer of Footstar, Inc., a nationwide retailer of footwear. Footstar, Inc. filed for bankruptcy protection in March 2004 and emerged from bankruptcy in February 2006. From July 2002 to October 2003, Mr. Robbins was a partner of Robbins Consulting LLP, a financial, strategic and management consulting firm. From 1978 to 2002, Mr. Robbins was a partner of Arthur Andersen LLP. From December 2002 to March 2003, Mr. Robbins served on the board of directors of Bionx Corp., a medical products company. From May 2003 to October 2008, Mr. Robbins served on the board of directors of Vital Signs, Inc., a medical products company. From August 2006 to February 2008, Mr. Robbins served on the board of directors of American Banknote Holographics, Inc. From August 2007 to April 2009, Mr. Robbins served on the board of directors of Empire Resorts, Inc. In October 2011, Mr. Robbins was appointed to the audit committee of Resorts Casino Hotel.

Stuart A. Samuels, 70, has been a director of the Company since March 2005. Prior to being appointed a director of the Company he had served as a director of Chronimed since November 2000. Since 1990, Mr. Samuels has been a management consultant, specializing in business management, strategic sales and marketing and business development for several companies, specifically in the pharmaceutical and healthcare industries. He currently serves as a Business Monitor for the Federal Trade Commission and serves on the board of directors of Infomedics, Inc. He was a board member of Target Rx, Inc.

Gordon H. Woodward, 43, was appointed a director of the Company in connection with the Company’s acquisition of CHS in March 2010. Mr. Woodward is a Partner and Chief Investment Officer of Kohlberg & Co, L.L.C. (“Kohlberg”). Mr. Woodward joined Kohlberg in 1996, became a Partner in 2001 and Chief Investment Officer in 2010. He is a member of the board of directors of Centerplate, Inc., Central Parking Corporation, Chronos Life Group, The Hoffmaster Group Inc., Kellermeyer Building Services, Nielsen & Bainbridge, L.L.C., Packaging Dynamics Corporation, Phillips Plastics Corporation, Stanadyne Corporation, and Thomas Nelson, Inc. Prior to joining Kohlberg, Mr. Woodward was a financial analyst at James D. Wolfensohn Incorporated. Mr. Woodward received an A.B. from Harvard College.

Vote Required and Recommendation of the Board of Directors

If a quorum is present and voting, the nine nominees receiving the highest number of votes duly cast at the Annual Meeting will be elected to the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY

RECOMMENDS A VOTE “FOR” EACH OF THE ABOVE-NAMED NOMINEES.

PROPOSAL 2.

APPROVAL, BY ADVISORY VOTE, OF THE COMPENSATION PAID TO THE

COMPANY’S NAMED EXECUTIVE OFFICERS

The Board of Directors recommends that you vote FOR this proposal:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

This proposal will give stockholders the opportunity to endorse the Company’s executive compensation programs and policies and the resulting compensation for the named executive officers, as described in this Proxy Statement on pages 12 and 22-39. The Company is providing this vote as required pursuant to section 14A of the Securities Exchange Act. Because the vote on this Proposal is advisory, the results will not be binding on the Management Development and Compensation Committee (“Compensation Committee”) and it will not affect, limit, or augment any existing compensation or awards. The Compensation Committee will, however, take into account the outcome of the vote when considering future compensation arrangements.

The Compensation Committee of the Board of Directors of the Company believes that the following design features are key to the programs’ success and promotion of stockholders’ interests:

•	Paying for performance: Other than base salaries, all other components of compensation are variable and dependent on achievement of business and/or financial performance;

•	Aligning executives’ interests with those of stockholders: Most incentive compensation is equity-based, and executives are expected to meet stock ownership guidelines;

•	Encouraging long-term decision-making: Stock options vest over three years and may normally be exercised over ten years;

•

Rewarding achievement of the Company’s business and financial performance: Amounts available for annual incentive awards are based on Company performance compared to its Business Plan; individual awards take account of business unit and individual executive performance relative to their goals; and

•

Avoiding incentives that might cause executives to take excessive risk: The Company makes discretionary rather than formulaic awards and uses Adjusted EBITDA as a key performance indicator. As an example, the Company also incentivizes management to achieve revenues at appropriate gross profit percentage levels and not simply revenues at any gross profit percentage level.

At the same time, the Company’s executive compensation programs exclude practices that would be contrary to the Company’s compensation philosophy and contrary to stockholders’ interests. For example, the Company’s executive compensation program:

•	does not provide executives with guaranteed bonuses; and

•	does not provide contractual change-in-control cash severance pay beyond two times base salary for triggering acceleration upon a change of control under the Company’s equity plans.

The compensation of the named executive officers reflects the Compensation Committee’s independent evaluation of these accomplishments, as well as their individual accomplishments.

The compensation committee and board of directors believes that the Company’s compensation programs and policies, and the compensation of the named executive officers promote the Company’s business objectives with appropriate compensation delivered in appropriate forms.

Vote Required and Recommendation of the Board of Directors

Because the vote on this Proposal is advisory, the results will not be binding on the Compensation Committee and it will not affect, limit, or augment any existing compensation or awards. The Compensation Committee will, however, take into account the outcome of the vote when considering future compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, BY ADVISORY VOTE, OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 3.

RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT

AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2012.

Ernst & Young LLP served as the Company’s independent auditors for the year ended December 31, 2011 and the Audit Committee has appointed Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2012. The Board of Directors is asking that stockholders ratify the appointment of Ernst & Young LLP as the Company’s independent auditors. While the Company’s By-Laws do not require stockholder ratification, the Company is asking its stockholders to ratify this appointment because it believes such a proposal is a matter of good corporate practice. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP as the Company’s independent auditors, but may determine to do so nonetheless. Even if the appointment of Ernst & Young LLP is ratified by the stockholders, the Audit Committee may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its stockholders.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement, if he or she desires to do so, and to be available to respond to appropriate questions from stockholders.

Independent Auditors Fees

The following table shows the aggregate fees billed to the Company by Ernst & Young LLP for services rendered during the years ended December 31, 2010 and 2011:

	Years Ended December 31,
Description of Fees	2010	2011
Audit Fees	1,987,917	1,277,586
Audit Related Fees	394,175	—
Tax Fees (1)	—	—
All Other Fees	61,570	1,995

Total Fees	2,443,662	1,279,581

(1)	In 2010 and 2011 Ernst & Young LLP did not provide any tax compliance, tax advice, or tax planning services, all of which services were provided by PriceWaterhouseCoopers LLP.

Audit Fees

Audit fees consist of the aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company’s financial statements as of and for the years ended December 31, 2010 and 2011, its audit of our internal control over financial reporting as of December 31, 2010 and 2011, and its reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for 2010 and 2011.

Audit Related Fees

Audit-related fees consist of the aggregate fees for professional services rendered by Ernst & Young LLP for transaction due diligence in connection with the Company’s acquisition of CHS and accounting consultations in connection with acquisition related activity.

Tax Fees

Tax fees consist of the aggregate fees billed for professional services rendered for tax compliance, tax advice, and tax planning.

All Other Fees

All other fees consist of the aggregate fees for professional services rendered by Ernst & Young LLP for permitted advisory services.

Pre-Approval of Audit and Non-Audit Services

In accordance with the provisions of the Audit Committee charter, the Audit Committee must pre-approve all audit and non-audit services, and the related fees, provided to the Company by its independent auditors, or subsequently approve non-audit services in those circumstances where a subsequent approval is necessary and permissible under the Exchange Act or the rules of the Commission. Accordingly, the Audit Committee pre-approved all services and fees provided by Ernst & Young LLP during the year ended December 31, 2011 and has concluded that the provision of these services is compatible with the accountant’s independence.

During the year ended December 31, 2011, none of the total hours expended on the audit of the Company’s financial statements by Ernst & Young LLP were provided by persons other than full time employees of Ernst & Young LLP.

Vote Required and Recommendation of the Board of Directors

In order to approve the proposal to ratify the appointment of Ernst & Young LLP, the “yes” votes cast in favor of the proposal must exceed the “no” votes cast against the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS

FOR THE YEAR ENDING DECEMBER 31, 2012.

* * * * *

CORPORATE GOVERNANCE AND BOARD MATTERS

Director Independence

The Board of Directors has determined that, except for Richard M. Smith and Richard H. Friedman, each of its current directors is independent within the meaning of Rule 4200(a)(15) of the NASDAQ listing standards.

Board Leadership

After careful consideration, in January 2011 after the Company and Mr. Richard H. Friedman entered into a separation agreement pursuant to which Mr. Friedman’s position as CEO was terminated, the Board of Directors determined that the best leadership structure for the Company was to separate the leadership roles of Chairman and Chief Executive Officer. Mr. Friedman now serves as the Company’s Chairman and Mr. Smith serves as its CEO. The Board of Directors believes that this structure is optimal for the Company because it permits the Chairman to deal with the Company’s various stockholders while permitting the CEO to focus more on the Company’s business. The Board of Directors believes that Mr. Smith’s service as Chief Executive Officer of the Company is in the best interest of the Company and its stockholders as Mr. Smith possesses detailed and in-depth knowledge of the issues, opportunities and challenges faced by and continuing to face the Company. The Board of Directors believes that Mr. Friedman is best positioned to develop agendas that ensure that the Board of Directors’ time and attention are focused on matters most critical to the Company and its stockholders. The Governance and Nominating Committee and the Board continue to review the issue of the separation of the office of Chairman and CEO periodically to determine whether, based on the relevant facts and circumstances at such future times, such separation serves the best interests of the Company and its stockholders. Given the separation of these roles, we do not have a lead independent director.

The Board of Directors believes that the independent directors provide effective oversight of the Company’s management. Moreover, in addition to the oversight and feedback provided by the independent directors during the course of our Board of Directors’ meetings, our independent directors have regular executive sessions at both the Board and Committee levels. Following an executive session of independent directors, a presiding director acts as a liaison between the independent directors and the Chairman of the Board regarding any specific feedback or issues, provides the Chairman of the Board with input regarding agenda items for Board of Directors and Committee meetings, and coordinates with the Chairman of the Board regarding information to be provided to the independent directors in performing their duties.

On March 5, 2012, Louis T. DiFazio resigned as a director for personal reasons, and on the same date, upon the acceptance of his resignation, the Board of Directors reduced the number of directors from ten to nine.

Board Role in Risk Oversight

The Board of Directors has risk management oversight responsibility for the Company and administers this responsibility both directly and with assistance from its committees. The Board of Directors and its committees regularly review material financial, compensation, compliance and, to a lesser degree operational, risks with senior management. As part of its responsibilities as set forth in its charter, the Audit Committee is responsible for reviewing with management the Company’s major financial and other operational risk exposures and the steps management has taken to monitor, and where appropriate, mitigate risks associated with those exposures, including the Company’s procedures and any related policies with respect to risk assessment and risk management. For example, our Senior Vice President and General Counsel reports to the Audit Committee with respect to compliance with our risk management policies. The Audit Committee also performs a central oversight role with respect to financial risks and together with the Governance and Nominating Committee addresses compliance risks, and reports on its findings at each regularly scheduled meeting of the Board. The Management Development and Compensation Committee considers risk that may arise as a result of or otherwise in connection with the design of the Company’s compensation programs for our executives. The Governance and Nominating Committee annually reviews the Company’s corporate governance guidelines and their implementation. Each committee regularly reports to the Board.

Board Diversity

The Board does not have a formal policy on diversity. A discussion of the factors considered by the Governance and Nominating Committee in the director selection process, including diversity, is set forth under Board Committees — Governance and Nominating Committee on page 17.

Board and Committee Self-Assessments

The Governance and Nominating Committee oversees an annual evaluation process, whereby each director evaluates the Board as a whole and each member of the standing committees of the Board evaluates the committees on which he or she serves. After these evaluations are complete, the results are compiled, analyzed and discussed by the Board and each committee and with each individual director, as applicable, and, if necessary, action plans are developed.

Board Meetings; Annual Meeting Attendance

The Board of Directors held a total of six meetings during 2011. During such period, each director attended at least 75% of the meetings of the Board of Directors and the committees of the Board of Directors on which the director served that were held during the applicable period of service. The Company expects each member of the Board of Directors to attend its annual meeting absent a valid reason, such as a schedule conflict. All of the directors attended the annual meeting of stockholders held on April 26, 2011.

Executive Sessions

Independent, non-management directors meet regularly in executive sessions. “Non-management” directors are all those directors who are not employees of the Company. The Company’s non-management directors consist of all of its current directors other than Mr. Smith. An executive session of the Board of the Company’s non-management directors is generally held in conjunction with each regularly scheduled Board of Directors meeting. In addition, regular executive sessions of non-management directors are held generally at the conclusion of each audit committee meeting. Additional executive sessions may be called at the request of the Board of Directors or the non-management directors.

Board Committees

The Company has standing Audit, Governance and Nominating, Management Development and Compensation, and Corporate Strategy Committees. Each committee, other than the Corporate Strategy Committee, is comprised solely of independent directors. Membership in each committee is as follows:

Audit Committee	Governance and Nominating Committee	Management Development and Compensation	Corporate Strategy Committee
Myron Z. Holubiak	Charlotte W. Collins*	Charlotte W. Collins	Richard H. Friedman
David R. Hubers	David R. Hubers	Samuel P. Frieder	David R. Hubers
Richard L. Robbins*	Richard L. Robbins**	Myron Z. Holubiak	Myron Z. Holubiak*
Gordon H. Woodward	Stuart A. Samuels	Stuart A. Samuels*	Gordon H. Woodward

*	Designates committee chairperson.

**	On March 5, 2012, Louis T. DiFazio resigned as a director and member of the Governance Committee for personal reasons, and on the same date, upon the acceptance of his resignation, the Board of Directors appointed Richard L. Robbins to fill his position on the Governance Committee.

The Company has adopted a written charter for each of the committees, other than the Corporate Strategy Committee. Stockholders may access a copy of each committee’s charter on the Company’s website at www.bioscrip.com under the heading “About Us — Investors — Corporate Governance.”

Audit Committee

Each member of the Audit Committee satisfies the independence requirements of Rule 4200(a)(15) of the National Association of Securities Dealers listing standards and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Company’s Board of Directors has determined that Richard L. Robbins is an “audit committee financial expert” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act. The Audit Committee is responsible, among its other duties, for overseeing the process of accounting and financial reporting of the Company and the audits of the financial statements of the Company; appointing, retaining and compensating the Company’s independent auditors; pre-approving all audit and non-audit services by the Company’s independent auditors; reviewing the scope of the audit plan and the results of each audit with management and the Company’s independent accountants; reviewing the internal audit function; reviewing the adequacy of the Company’s system of internal accounting controls and disclosure controls and procedures; and reviewing the financial statements and other financial information included in the Company’s annual and quarterly reports filed with the Commission. During 2011, the Audit Committee held four meetings.

Governance and Nominating Committee

Each member of the Governance and Nominating Committee is “independent” as set forth in Rule 4200(a)(15) of the NASDAQ listing standards. The Governance and Nominating Committee’s functions include recommending to the Board of Directors the number and names of proposed nominees for election to the Board of Directors at the Company’s Annual Meeting of Stockholders; identifying and recommending nominees to fill expiring and vacant seats on the Board of Directors; reviewing on an annual basis committee and Board of Directors performance and recommending changes to the Board of Directors. Except as may be required by rules promulgated by the NASDAQ Global Market or the Commission, it is the current sense of the Governance and Nominating Committee that there are no specific, minimum qualifications that must be met by each candidate for the Board of Directors, nor are there specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess. In evaluating the suitability of potential nominees for election as members of the Board of Directors, the Governance and Nominating Committee will take into consideration the current composition of the Board of Directors, including expertise, diversity, and balance of inside, outside and independent directors, as well as the general qualifications of the potential nominees, by the committee including personal and professional integrity, ability and judgment and such other factors deemed appropriate. The Governance and Nominating Committee will evaluate such factors, among others, and does have requirements as to any particular weighting or priority of these factors. While the Governance and Nominating Committee has not established specific minimum qualifications for director candidates, the Committee believes that candidates and nominees must reflect a Board of Directors that is predominantly independent and is comprised of directors who (i) are of high integrity, (ii) have qualifications that will increase the overall effectiveness of the Board of Directors, including expertise and knowledge in various disciplines relevant to the Company’s business and/or operations, and (iii) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to Audit Committee members. The Governance and Nominating Committee considers recommendations for nominations from any reasonable and credible source, including officers and directors as well as from stockholders of the Company who comply with the procedures set forth in the Company’s By-Laws. See the section below entitled “Stockholder Proposals.” The Governance and Nominating Committee evaluates all reasonable and credible stockholder recommended candidates on the same basis as any other candidate. When appropriate, the Governance and Nominating Committee may retain executive recruitment firms to assist in identifying suitable candidates. The Governance and Nominating Committee also reviews the Company’s corporate governance, compliance and ethics guidelines, and oversees the annual evaluation of the Board of Directors and management of the Company. The Governance and Nominating Committee held five meetings during 2011.

Management Development and Compensation Committee

The Management Development and Compensation Committee (the “Compensation Committee”) reviews and approves the overall compensation strategy and policies for the Company as well as material compensation arrangements for senior executives. From time to time, the Compensation Committee utilizes compensation consultants to assist the Committee. Each member of the Compensation Committee is “independent” as set forth in Rule 4200(a)(15) of the NASDAQ listing standards. In addition, the Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of the Company’s executive officers and other senior management; reviews and approves the compensation and other terms of employment of the Company’s Chief Executive Officer and other senior executives; and oversees the Company’s 2008 Equity Incentive Plan, as amended (the “2008 Plan”), the 2001 Incentive Stock Plan (the “2001 Plan”), the 1996 Incentive Stock Plan (the “1996 Plan”) and the 1996 Non-Employee Directors Stock Incentive Plan (the “Directors Plan”). The 1996 Plan and the Directors Plan both terminated in 2006. Upon stockholder approval of the 2008 Plan no further grants were made under the 2001 Plan; however, if any shares of Common Stock subject to an award under the 2001 Plan are forfeited or expire, the shares of Common Stock subject to such award will, to the extent of the expiration or forfeiture again be available for issuance under the 2008 Plan, subject to certain limitations as described in the 2008 Plan. The Compensation Committee also administers the Chronimed Stock Options Plans, which were assumed by the Company in connection with its merger with Chronimed Inc. in 2005, and the BioScrip/CHS 2006 Equity Incentive Plan (the “CHS Plan”), which was assumed and adopted by the Company in connection with its acquisition of CHS in March 2010. In connection with the assumption and adoption of the CHS Plan, certain options issued under the under CHS Plan held by the five most senior executives of CHS were converted into the right to purchase 716,086 shares of the Company’s Common Stock and all other options issued under the CHS Plan were either cashed out or cancelled at the closing of the acquisition of CHS. There are 2,164,363 shares of common stock remaining available under the CHS Plan for grant to current employees of the Company who are former employees of CHS and to employees of Company hired after the date of the acquisition of CHS. The Compensation Committee is also responsible for ensuring that adequate management development programs and activities are created and implemented in order to provide a succession plan for executive officers and other significant positions within the Company. The Compensation Committee also oversees management succession planning. During 2011, the Compensation Committee held six meetings.

Corporate Strategy Committee

The Company also has a Corporate Strategy Committee. The Chief Executive Officer generally participates in each meeting of the Corporate Strategy Committee. The Corporate Strategy Committee currently consists of the following Board members: Messrs. Friedman, Holubiak, Hubers and Woodward. Members of the Corporate Strategy Committee are not required to be independent directors. The purpose of the Corporate Strategy Committee is to oversee the development and implementation of the Company’s corporate strategy and to assess strategic opportunities, including acquisitions and divestitures as they arise from time to time. During 2011 the Corporate Strategy Committee held ten meetings.

Code of Ethics

The Company is committed to having sound corporate governance principles and has adopted a Code of Business Conduct and Ethics for its directors, officers, employees and consultants. The Code of Business Conduct and Ethics, together with the Company’s corporate compliance manual and associated policies, covers topics including, but not limited to, financial reporting, conflicts of interest, confidentiality of information, and compliance with laws and regulations. The Company’s Code of Business Conduct and Ethics is available on the Company’s website at www.bioscrip.com under the heading “About Us — Investors — Corporate Governance.” The information contained in or connected to the Company’s website is not incorporated by reference to or considered a part of this proxy statement. If any waivers of the Code of Business Conduct and Ethics are granted, such waivers will be disclosed on a Current Report on Form 8-K.

Stockholder Communications with the Board of Directors

The Board provides a process for shareholders and other interested parties to send communications to the Board or any of the directors. Interested parties may communicate with the Board or any of the directors by sending a written communication to BioScrip, Inc., c/o Corporate Secretary at 100 Clearbrook Road, Elmsford, NY 10523. All communications will be compiled by the Secretary of the Company and submitted to the Board or the individual directors.

Review, Approval or Ratification of Transactions with Related Persons

In accordance with the terms of the Company’s Audit Committee Charter, the Audit Committee is required to review and approve all related person transactions on an ongoing basis. A related person transaction, as defined in Item 404(a) of Regulation S-K, is any transaction, arrangement or relationship in which the Company is a participant, the amount involved exceeds $120,000, and one of the Company’s executive officers, directors, director nominees, or 5% stockholders (or their immediate family members) has a direct or indirect material interest. During 2011 there were no related person transactions in conflict with the Company’s policies with respect to related party transactions.

Compensation of Directors

The schedule of directors fees for 2011 provided that each non-management director received an annual retainer fee of $50,000 plus an annual fee of $5,000 for each Board committee on which the non-management director serves. In addition, the chairman of each Board committee received an additional fee for their added responsibilities as follows: (i) the chairman of the Audit Committee received an additional $15,000 annually, and (ii) the chairmen of the Governance and Nominating Committee, the Compensation Committee and the Corporate Strategy Committee each received an additional $10,000 annually. The Chairman of the Board received an additional $50,000 annually. All of the above fees are paid quarterly. All Board members are also reimbursed for expenses incurred in connection with attending such meetings.

The table below sets forth all compensation earned by the Company’s non-employee directors in 2011.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(4)	Total ($)
Charlotte W. Collins	70,000	64,900	134,900
Samuel P. Frieder (3)	55,000	64,900	119,900
Richard H. Friedman	105,000	—	105,000
Myron Z. Holubiak	75,000	64,900	139,900
David R. Hubers	65,000	64,900	129,900
Richard L. Robbins	70,000	64,900	134,900
Stuart A. Samuels	70,000	64,900	134,900
Gordon H. Woodward (3)	60,000	64,900	124,900

(1)	The fees shown include the annual retainer fee paid to each non-employee director, committee member and chairman based upon the above schedule of fees for 2011.

(2)	Value of stock and option awards determined in accordance with FASB ASC Topic 718 and represents aggregate grant date fair value. Assumptions used in the calculation of these amounts are included in the footnotes to the Company’s audited financial statements for the fiscal year ended December 31, 2011 included in the Company’s Annual Report on Form 10-K filed with the Commission on March 14, 2012.

(3)	Fees due to Messrs. Frieder and Woodward are paid directly to Kohlberg & Co. by the Company. Kohlberg & Co. received $115,000 for board services as part of services provided under a stockholders’ agreement, dated as of January 24, 2010, by and among BioScrip, Inc., Kohlberg Investors V, L.P., Kohlberg Partners V, L.P., Kohlberg Offshore Investors V, L.P., Kohlberg TE Investors V, L.P., KOCO Investors V, L.P., Robert Cucuel, Mary Jane Graves, Nitin Patel, Joey Ryan, Colleen Lederer, Blackstone Mezzanine Partners II L.P., Blackstone Mezzanine Holdings II L.P., and S.A.C. Domestic Capital Funding, Ltd.

(4)	The following stock and option awards were outstanding at fiscal year end. The 2011 restricted common stock grants vest on April 26, 2012 for each non-employee director:

Name	Stock Awards Outstanding at Fiscal Year End	Option Awards Outstanding at Fiscal Year End
Charlotte W. Collins	10,000	35,000
Samuel P. Frieder	10,000	—
Richard H. Friedman	10,000	1,340,865
Myron Z. Holubiak	10,000	52,600
David R. Hubers	10,000	47,400
Richard L. Robbins	10,000	25,000
Stuart A. Samuels	10,000	47,400
Gordon H. Woodward	10,000	—

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is responsible for overseeing the process of accounting and financial reporting of the Company and the audits and financial statements of the Company. The Audit Committee operates pursuant to a written charter which is reviewed annually by the Audit Committee. As set forth in the Audit Committee charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

In the performance of its oversight function, the Company’s Audit Committee reviewed and discussed with the Company’s management and the Company’s independent auditors the audited consolidated financial statements of the Company contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. The Audit Committee also discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received and discussed with the Company’s independent registered public accounting firm the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence and have discussed with the independent registered public accounting firm its independence.

Based on the review and discussions described in the preceding paragraph above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Commission.

Submitted by the Audit Committee:

Richard L. Robbins, Chairman

Myron Z. Holubiak

David R. Hubers

Gordon H. Woodward

* * * * *

EXECUTIVE OFFICERS

The following sets forth certain information with respect each executive officer of the Company during 2011 who is not also a director of the Company:

Mary Jane “MJ” Graves, 50, interim Chief Financial Officer.    Ms. Graves was appointed interim Chief Financial Officer in January 2011. Prior to her appointment as interim CFO, Ms. Graves was assisting the Company with its strategic assessment and advised other clients in the development and execution of their CFO and finance functions, restructuring plans, financing and operating strategies, and acquisition and divestiture initiatives. Ms. Graves is the co-founder and managing director of MCG Resources, a financial consulting firm serving healthcare providers and private equity firms. From 2006 until it was sold to BioScrip in 2010, she served as Chief Financial Officer at Critical Homecare Solutions, Inc., a start-up home infusion company sponsored by Kohlberg Investors V, L.P.

Barbara Cormier, 69, Chief Compliance Officer.    Ms. Cormier joined BioScrip in March 2000 as the Vice President of Pharmaceutical Relations; she was appointed Chief Compliance Officer in 2003.

David Evans, 48, Senior Vice President, Strategic Operations.    Mr. Evans has been in the health care provider arena for 24 years. Mr. Evans joined BioScrip in February 2009. Prior to joining BioScrip, from August 2006 to July 2008, Mr. Evans was Chief Financial Officer and Secretary of Byram Healthcare Centers, Inc., a provider of medical supplies and pharmacy items to long term chronic patients, departing after the sale of the Company to Mediq, formerly named OPG Groep NV. From June 2003 to August 2006, Mr. Evans was the Corporate Vice President, Strategic Operations of Option Care, Inc., a home infusion and specialty pharmaceutical company.

Vito Ponzio, Jr., 57, Senior Vice President, Human Resources.    Mr. Ponzio was appointed Senior Vice President of Human Resources on December 2010. Mr. Ponzio joined BioScrip in January 2010 and was responsible for all operations aspects of the Community Store Division. Previously, Mr. Ponzio was the Senior Vice President, Administration for Coram Specialty Infusion Services (“Coram”), a division of Apria Healthcare. He was with Coram for 19 years, from 1990 to 2009, and was responsible for human resources, legal, risk management, facilities and construction management, clinical operations and payroll. During his tenure, he also held the position of Compliance Officer and EEO Officer of Coram and served on the Board of Directors for all Coram subsidiary companies.

Russel J. Corvese, 50, Vice President — Mail and Managed Care Operations.    Mr. Corvese joined BioScrip in May 1994 and has held various positions including Vice President of Operations of BioScrip’s subsidiary, BioScrip PBM Services, LLC, and Chief Information Officer of BioScrip.

Michael Saracco, 64, Senior Vice President, National Sales and Infusion Operations.    Mr. Saracco joined BioScrip in September 2009 and is responsible for leading BioScrip’s national sales efforts and infusion operations, which includes the infusion sales and operations teams and physician specialty sales team. Prior to joining BioScrip, from 1996 to 2008, Mr. Saracco held various senior management positions at Coram, Inc., including, Vice President Sales East, Vice President Nutrition Services, Vice President Sales, Senior Vice President, Specialty Services and President, Specialty Services Division. He also was President / COO of Coram’s Clinical Trials Incorporated and President of SoluNet, Coram’s Hospital Pharmacy outsourcing services company. From 1988 to 1995, Mr. Saracco held various senior management positions at Caremark, Inc., including, General Manager, Regional General Manager, Vice President Sales East and National Director of Managed Care.

Dan Colucci, 47, joined BioScrip in 2001 and has served as Vice President of PBM Services for BioScrip since April of 2005. Dan manages BioScrip’s PBM Services division. Dan previously served as Vice President, Provider Affairs for Scrip Solutions, LLC (a BioScrip predecessor company), effective July 2002. Prior to that he was Director of Sales and Marketing Operations for Scrip Solutions. Previous to BioScrip, Dan worked for PharmaCare Management Services as Sales Director and Manager of Market Development and for ValueRx as Director of Client Research and Director of Marketing Research.

Patricia Bogusz, 52, joined BioScrip in 2005 and has served as Vice President, Finance and Principal Accounting Officer since April, 2011. Ms. Bogusz was Vice President and Controller from July, 2007 to April, 2011. Prior to joining BioScrip, Ms. Bogusz served in various divisional controller, customer quality assurance and internal audit positions at Carlson Companies, The Valspar Corporation, and Burlington Northern Santé Fe Corporation.

Executive officers are appointed by and serve at the pleasure of the Board, subject to the terms of their respective employment and/or severance agreements with the Company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Compensation Committee reviews and approves the overall compensation strategy and policies for the Company as well as material compensation arrangements for senior executives. Each member of the Compensation Committee is “independent” as set forth in Rule 4200(a)(15) of the NASDAQ listing standards. In addition, the Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of the Company’s executive officers and other senior management; reviews and approves the compensation and other terms of employment of the Company’s Chief Executive Officer and other senior executives; and oversees the 2008 Plan, the 2001 Plan, the 1996 Plan and the Directors Plan. The Compensation Committee also administers the Chronimed Stock Options Plans, which were assumed by the Company in connection with its merger with Chronimed Inc. in 2005, and the CHS Plan, which was assumed and adopted by the Company in connection with its acquisition of CHS in March 2010. The Compensation Committee is also responsible for ensuring that adequate management development programs and activities are created and implemented in order to provide a succession plan for executive officers and other significant positions within the Company.

The Compensation Committee, from time to time, utilizes compensation consultants to assist the Committee with:

•	compensation benchmarking;

•	incentive plan design and grant levels;

•	current and anticipated trends in executive compensation; and

•	compliance with executive compensation regulations.

Objectives of the Company’s Compensation Program

The Compensation Committee adheres to the following three principles in discharging its responsibilities:

•

Overall compensation programs should be structured to ensure our ability to attract, retain, motivate and reward those individuals who are best suited to achieving the desired performance results, both long-term and short-term, while taking into account the roles, duties and responsibilities of individuals and their respective departments.

•	There should be a strong link between executive officer compensation and our short-term and long-term financial performance.

•

Annual bonuses and long-term incentive compensation for senior management and key employees should be “at risk,” or based upon the satisfactory achievement of pre-established financial or other performance related goals and objectives.

In determining compensation, the Compensation Committee considers the compensation levels, programs and practices of certain companies in the healthcare industry to assure that our programs are market competitive. The Compensation Committee reviews and periodically adjusts the peer group it uses in making compensation decisions. In the second half of 2008, a peer group review was undertaken with the assistance of Frederic W. Cook, which also used national surveys to provide the Compensation Committee with additional benchmark information. The 2009 peer group review was used as a basis for determining 2010 compensation. In early 2009, the peer group was reviewed, and no changes were made to the companies that comprised the peer group for 2010 and was used as a basis for determining 2011 compensation. The Compensation Committee intends to review the Company’s peer group following closing of the transaction set forth in the asset purchase agreement that the Company entered into February 1, 2012 with Walgreen Co. and the other parties thereto. If the transaction closes, we intend to examine the composition of our peer group to reflect sale of the portion of our business consisting of the traditional and specialty pharmacy mail operations and community retail pharmacy stores. Currently, the peer group companies are as follows:

Catalyst Health	Amedisys	Pharmerica Corporation
Centene Corporation	Lincare Holdings, Inc.	PSS World Medical, Inc.
Almost Family	LHC Group	SXC Health
Gentiva Health Services, Inc.

Management’s Role in Compensation Practices

While the Compensation Committee does not delegate to management its authority to determine executive compensation, it considers recommendations from the Chief Executive Officer and Senior Vice President Human Resources in making compensation decisions for executive officers, other than themselves. In making compensation recommendations to the Compensation Committee, the Chief Executive Officer generally considers individual, business unit, division and Company performance and comparable compensation for a similar position at other competitive companies. Compensation levels and targets, as well as performance targets and compensation ranges, are then proposed by management to the Compensation Committee which reviews the proposals, discusses them with management and from time to time the Compensation Committee’s outside consultant, and considers the benchmark data. The Compensation Committee makes final decisions on compensation. The Chairman of the Compensation Committee advises the Chief Executive Officer and Senior Vice President Human Resources of the Compensation Committee’s decisions and the Chief Executive Officer or Senior Vice President Human Resources, as applicable, and they in turn, inform other members of senior management of the decisions, as appropriate.

Stockholders’ Role in Compensation Practices

The Compensation Committee considers stockholder input when setting compensation for named executive officers. At our 2011 annual meeting of stockholders, 96% of the votes cast on the advisory vote on executive compensation were in favor of our executive compensation policies. The Board of Directors and the Compensation Committee reviewed these results and determined that, given the significant level of support, no major re-examination of our executive compensation policies was necessary at this time based on the vote results. The Compensation Committee will continue to consider the outcome of the annual advisory vote to approve compensation when making future compensation decisions for the named executive officers.

Elements of the Executive Compensation Program

With the above principles and benchmarking data as a guide, the Compensation Committee embraces a “pay-for-performance” philosophy and has adopted compensation programs that it believes are competitive with compensation paid to executives in similar businesses with persons holding similar positions and having similar duties and responsibilities. The compensation program for executive officers consists of base salary, annual cash incentive compensation, and long-term incentive compensation.

Base Salary.    Base salary is the only fixed component of the executive compensation program and is the only element of executive compensation not based on Company performance. The Compensation Committee reviews base salaries for executives other than the Chief Executive Officer from time to time and approves salary levels after assessing a number of factors including our performance, the executive’s performance, the executive’s scope of responsibilities, competitive compensation levels coupled with internal equity considerations, and our ability to pay. The base salary of the Chief Executive Officer is fixed pursuant to the terms of his employment agreement after benchmarking total compensation of our peer group for CEO compensation data as discussed more fully above.

Base salaries allow us to provide a competitive level of compensation in order to attract and retain superior employees. On an overall basis, base salary is targeted at the 50th percentile of the competitive market (as discussed above) for the Chief Executive Officer and his direct reports. The average base salary increase for all salaried employees was approximately 3.0%.

Annual Cash Incentive Compensation.    We do not guarantee annual bonuses to our executives or to employees at any level. A broad group of approximately 230 management employees, including the named executive officers, are eligible to participate in a performance-based annual cash incentive plan. The cash incentive plan is designed to motivate employees to continuously improve our business performance and to promote a results-oriented business culture by rewarding an executive officer’s individual performance as well as the overall Company performance for a given year. Annual cash incentive compensation is generally targeted at the median of the companies included within its selected peer group. Executive officers have an opportunity to receive annual incentive compensation under the cash incentive plan if individual, corporate and departmental or business unit goals and objectives established annually by the Compensation Committee are achieved for a given year.

Employees eligible to participate in Company-wide cash incentive awards, including those for executives, are recommended to the Compensation Committee for approval based on an assessment by the Chief Executive Officer. If previously identified financial performance thresholds or other objective corporate goals and objectives are achieved, then an incentive award is paid to individuals for that year. Because we did not meet our financial precondition to entitlement for any cash incentive being paid in 2011, no incentive awards were earned by the named executive officers for 2011. Below are the bonus targets that and performance goals set for 2011:

•

Richard M. Smith.    The annual cash bonus for the Chief Executive Officer was targeted at 100% of base salary. Achievement of the full bonus amount was tied to the following factors: (i) achievement of Adjusted EBITDA of $77,737 million — 100% of the targeted bonus.

•

Mary Jane Graves.    The annual cash bonus for the Chief Financial Officer was targeted at 55% of base salary. Achievement of the full bonus amount was tied to the following factors: (i) achievement of Adjusted EBITDA of $77,737 million — 100% of the targeted bonus.

•

David Froesel.    The annual cash bonus for Mr. Froesel, as Chief Financial Officer of the Company, was targeted at 80% of his base salary (in accordance with his employment agreement). Mr. Froesel’s employment with the Company was terminated in early 2011, prior to the determination of the performance factors for the year.

•

Vito Ponzio, Jr.    The annual cash bonus for the Senior Vice President was targeted at 40% of base salary. Achievement of the full bonus amount was tied to the following factors: (i) achievement of Adjusted EBITDA of $77,737 million — 100% of the targeted bonus.

•

Russel J. Corvese.    The annual cash bonus for the Senior Vice President was targeted at 40% of base salary. Achievement of the full bonus amount was tied to the following factors: (i) achievement of Adjusted EBITDA of $77,737 million — 100% of the targeted bonus.

•

Barry A. Posner.    The annual cash bonus for the previous Executive Vice President and General Counsel was targeted at 40% of base salary. Achievement of the full bonus amount was tied to the following factors: (i) achievement of Adjusted EBITDA of $77,737 million — 100% of the targeted bonus. Mr. Posner’s employment with the Company was terminated in 2011.

•

Scott W. Friedman.    The annual cash bonus for the former Senior Vice President was targeted at 40% of base salary. Achievement of the full bonus amount was tied to the following factors: (i) achievement of Adjusted EBITDA of $77,737 million — 100% of the targeted bonus. Mr. Friedman’s employment with the Company was terminated in 2011.

•

David Evans.    The annual cash bonus for the Senior Vice President was targeted at 40% of base salary. Achievement of the full bonus amount was tied to the following factors: (i) achievement of Adjusted EBITDA of $77,737 million — 100% of the targeted bonus.

Long-Term Incentive Compensation.    We provide long-term incentives to our executive officers through the 2008 Plan and the CHS Plan, which permit the grant of various equity based awards including stock options, stock appreciation rights, restricted stock units, stock grants, and performance units. The 2008 Plan does not allow the grant of “reload” options or the repricing of stock options. At the 2010 Annual Stockholders’ Meeting, the stockholders approved an amendment to the 2008 Plan to increase the number of authorized shares of common stock available for issuance under the 2008 Plan from 3,580,000 shares to 6,855,000 shares. Long-term incentive compensation is generally targeted at the median of the companies included within its selected peer group.

The purpose of the 2008 Plan is to promote the interests of the Company by granting equity awards to key employees in order to (i) attract and retain key employees, (ii) provide an additional incentive to each key employee to work to increase the value of the Company’s common stock, and (iii) provide each key employee with a stake in the future of the Company that corresponds to the stake of each of our stockholders. Historically stock options were the only form of long-term incentive granted as the Compensation Committee believed that stock options were the strongest tie to stock price performance and that stock options most closely aligned the interests of the executives with our stockholders.

From the time of our merger with Chronimed in March 2005 until 2009, our stock price had declined, causing most of the outstanding stock option grants to be substantially out of the money. To address concerns of the Compensation Committee related to retention of the management team, in 2006 the Board approved the Compensation Committee’s directive to issue long-term incentive grants to key executives and employees consisting of 50% of long-term incentive value in stock options and 50% of long-term incentive value in performance based restricted stock. Despite the Compensation Committee’s 2006 philosophy of issuing long-term incentive grants to key executives and employees consisting of 50% of long-term incentive value in stock options and 50% of long-term incentive value in performance based restricted stock, in 2009, 2010 and 2011 the Compensation Committee decided to make long-term incentive grants consisting solely of stock options. The Compensation Committee made this decision based on a number of factors, including the following: (i) the large number of outstanding stock options previously granted to management and other employees that were out of the money; (ii) the limited number of shares of stock remaining available for grant under the 2008 Plan; (iii) the terms of the 2008 Plan which provide that any grant of stock, other than options or stock appreciation rights, are counted against the pool of stock reserved for issuance under the 2008 Plan as one and one-half (1.5) shares of stock for every one share of stock granted; and (iv) the lack of vesting of the 2009 restricted stock grant which the Compensation Committee still determined to provide an appropriate level of incentive to management.

On March 1, 2011 Vito Ponzio, Jr. was granted 25,000 options at $4.24 per share in connection with his promotion and assumption of additional responsibilities. On April 26, 2011, the Compensation Committee approved the grant of stock options to, among other employees, six of the named executives. The number of stock options granted to the named executives was as follows: (i) 150,000 options to Richard M. Smith; (ii) 30,000 options to Russel J. Corvese; (iii) 50,000 options to David Evans; (iv) 50,000 options to Vito Ponzio, Jr.; (v) 50,000 options to Barry A. Posner; and (vi) 50,000 options to Scott W. Friedman. On April 26, 2011, Ms. Graves was granted a SAR of 100,000 units.

Each stock option and SAR granted had a strike price of the fair market value on the date of grant. The options vest as to one third of the shares on the first, second and third anniversaries of the date of grant. The stock option agreements evidencing the grants have a ten year term. The SAR vests in three equal annual installments and is exercisable, in whole or in part, to the extent the SAR has been vested, for cash in the amount, if any, by which the closing stock price on the exercise date exceeds the grant price. Upon the exercise of any SARs, the named executives are required to use the net after-tax proceeds of such exercise to purchase shares of the Common Stock in the open market and hold such shares of Common Stock for a period of not less than one year from the date of purchase, subject to the terms of the grant agreement underlying the SAR. The Compensation Committee included this requirement in order to promote long-term decision making by key executives as well as promoting stock ownership by them. The right to exercise the SAR expires on the earliest of (1) the tenth anniversary of the grant date, (2) the date that the named executive forfeits their right to exercise the SAR as a result of termination of employment, or (3) the date that the SAR is exercised in full.

Long-term incentive compensation is generally granted on an annual basis at the first meeting of the Compensation Committee following the annual stockholder meeting. In 2011, we granted long-term incentive compensation at the Board meeting held in March. Generally, executives receive only one grant per cycle, typically a year. In addition, pursuant to the 2008 Plan, we will not grant during fiscal years 2010 through 2012 a number of shares subject to options or stock awards to employees or non-employee directors, such that the average number of shares granted in each of such fiscal years over such three-year period is greater than 4.03% of the average number of shares of our common stock that was outstanding at the end of each of such three fiscal years.

Deductibility of Compensation

In establishing pay levels for our named executives, the Compensation Committee considers the impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) on the amount of compensation deductible by the Company. Under current tax law, Section 162(m) imposes a $1.0 million limit that a publicly traded company may deduct for compensation paid to its chief executive officer and its next four most highly compensated executives. This limitation does not apply to pay that qualifies as “performance-based compensation”. In order to qualify as performance-based, compensation must, among other things, be based solely on the attainment of pre-established objective goals under a stockholder approved plan with no discretion permitted in determining award payouts.

While our annual cash incentive compensation program does not qualify as “performance-based compensation” under Section 162(m) because it provides discretion to the Compensation Committee to adjust awards up or down, the Compensation Committee generally seeks to structure long-term incentive compensation for the named executives so as to qualify for full tax deductibility under Section 162(m). Our outstanding restricted stock grants are based on, and any future grants are expected to be based on, our achievement of pre-established performance goals. In addition, stock options granted under the 2008 Plan are exempt from the deduction limit of 162(m). The Compensation Committee intends to continue to pursue a strategy of maximizing the deductibility of the compensation paid to the named executives when appropriate. However, the Committee reserves the right to make awards outside of these plans or to provide compensation that does not qualify for full tax deductibility under Section 162(m) when deemed appropriate.

Retirement

We maintain a qualified 401(k) plan in which all employees (including the named executives) may participate.

Perquisites

The Company did not provide perquisites to any of its named executives in 2011.

Compensation Committee Report

Management of the Company has prepared the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K, and the Management Development and Compensation Committee of the Board of Directors has reviewed and discussed it with management. Based on this review and discussion, the Management Development and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for the Company’s 2012 Annual Meeting of Stockholders.

Submitted by the Management Development and

Compensation Committee:

Stuart A. Samuels, Chairman

Charlotte W. Collins

Samuel P. Frieder

Myron Z. Holubiak

Compensation Committee Interlocks and Insider Participation

No member of the Management Development and Compensation Committee is or has been one of our officers or employees or has had any relationship with us requiring disclosure under the Commission’s rules and regulations. During the year ended December 31, 2011 none of the Company’s executive officers served on the board of directors, or on the compensation committee of the board of directors, of any entity whose executive officers serve on our Board.

Summary Compensation Table

The table below summarizes the total compensation earned by each of the Company’s named executive officers in 2011, 2010 and 2009 for the years in which they were named executive officers.

Name & Principal Position	Year	Salary $	Stock Awards ($)(3)	Option/SAR Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(2)	Total ($)
Richard M. Smith	2011	650,000	—	406,740	—	90,791	1,147,531
President & CEO (5)	2010	530,385	—	2,521,185	—	23,788	3,075,358
	2009	469,519	183,600	143,325	190,000	21,709	1,008,153

Mary Jane Graves	2011	444,375	—	418,986	—	—	863,361
Interim CFO (8)

David Froesel	2011	57,692	—	—	—	—	57,692
(former Executive Vice President, Chief Financial Officer and Treasurer) (6)	2010	28,846	—	1,234,040	—	11,527	1,274,413

David Evans	2011	260,000	—	135,580	—	—	395,580
Senior Vice President Strategic Operations (9)

Vito Ponzio, Jr.	2011	240,000	—	201,335	—	61,475	502,810
Senior Vice President Human Resources (10)

Russel J. Corvese	2011	290,000	—	81,348	—	—	371,348
Vice President — Mail and Managed Care Operations (11)

Barry A. Posner	2011	308,538	—	135,580	—	183,150	627,268
(former Executive Vice President, Secretary & General Counsel) (7)	2010	404,835	—	201,660	—	1,354	607,849
	2009	390,209	—	171,620	144,378	5,042	711,249

Scott W. Friedman	2011	166,923	—	132,530	—	131,153	430,606
(former Senior Vice President) (12)

(1)	Values reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in the footnotes to the Company’s audited financial statements for the fiscal year ended December 31, 2011 included in the Company’s Annual Report on Form 10-K filed with the Commission on March 14, 2012.

(2)	Details regarding the amount shown can be found in the “All Other Compensation” table below and the footnotes thereto.

(3)	The following table sets forth the maximum value that would be recognized by each officer of Restricted Stock Awards granted assuming each award achieved its respective maximum measurement level to fully vest. Values reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in the footnotes to the Company’s audited financial statements for the fiscal year ended December 31, 2011 included in the Company’s Annual Report on Form 10-K filed with the Commission on March 14, 2012.

	Maximum Value of Stock Awards
Name	2009 Grant ($)	2010 Grant ($)	2011 Grant ($)
Richard M. Smith	1,200,000	—	—

(4)	Includes bonus awards under the Company’s Short-term Incentive Plan.

(5)	Mr. Smith joined the Company in 2009. He served as President and Chief Operating Officer through December 31, 2010. On January 1, 2011, he assumed the role of Chief Executive Officer.

(6)	Mr. Froesel joined the Company in December 2010 as Executive Vice President, Chief Financial Officer and Treasurer of the Company and so he was not a named executive officer in 2009. Mr. Froesel’s employment with the Company terminated effective as of January 28, 2011.

(7)	Mr. Posner was an Executive Vice President, Secretary & General Counsel of the Company. Mr. Posner’s employment with the Company terminated as of the close of business on September 16, 2011.

(8)	Ms. Graves joined the Company in January 2011, and so was not named executive officer in either 2010 or 2009.

(9)	Mr. Evans was not a named executive officer in either 2010 or 2009.

(10)	Mr. Ponzio joined the Company in January 2010, and so was not a named executive officer in 2010.

(11)	Mr. Corvese was not a named executive officer in either 2010 or 2009.

(12)	Mr. Friedman was Senior Vice President and was not a named executive officer in either 2010 or 2009.

All Other Compensation

The table below and related footnote disclosure describe each component of compensation included under the column heading “All Other Compensation” in the Summary Compensation Table above.

Name	Year	Life & Disability Insurance Premiums ($)	Legal/ Outplacement/ Reimbursements ($)		Severance/ Consulting ($)		Registrant Contributions to Defined Contribution Plans ($)(1)	Total ($)
Richard M. Smith	2011	—	90,791	(2)	—		—	90,791
	2010	1,365	13,848	(3)	—		8,575	23,788
	2009	1,365	12,994	(3)	—		7,350	21,709

David Froesel	2011	—	—		—		—	—
	2010	114	11,413	(4)	—		—	11,527

Vito Ponzio, Jr.	2011	—	61,475	(2)	—		—	61,475

Barry A. Posner	2011	—	80,000	(5)	103,150	(6)	—	183,150
	2010	1,354	—		—		—	1,354
	2009	1,365	—		—		3,677	5,042

Scott W. Friedman	2011	—	—		131,153	(7)		131,153

(1)	Value of matching contributions allocated by the Company to each of the named executive officers pursuant to the Company’s 401(k) Plan. In 2011, the Company suspended its 401(k) matching contributions.

(2)	Represents commuting fees paid in 2011.

(3)	Represents legal fees paid on behalf of Mr. Smith in connection with the negotiation of his employment agreements executed in November 2008 and December 2010.

(4)	Represents legal fees paid on behalf of Mr. Froesel in connection with the negotiation of his employment agreement executed in November 2010.

(5)	Represents $5,000 in legal fees Mr. Posner was reimbursed in connection with the negotiation of his severance agreement in October 2011 and $75,000 in outplacement costs paid on Mr. Posner’s behalf.

(6)	Represents a one-time $50,000 payment in connection with execution of Mr. Posner’s severance agreement in October 2011; $3,150 for reimbursement of COBRA payments, and a $50,000 retainer for consulting services to be provided by Mr. Posner to the Company until July 1, 2012.

(7)	Represents severance payments pursuant to Mr. Friedman’s Separation and Waiver Agreement.

Grants of Plan Based Awards

In 2011, the Compensation Committee approved the grant of the following stock options to named executive officers.

Name	Grant Date		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock & Option Awards ($)(4)
Richard M. Smith	26-Apr-11	(2)	150,000	4.42	406,740
David Froesel	—		—	—	—
David Evans	26-Apr-11	(2)	50,000	4.42	135,580
Vito Ponzio, Jr.	01-Mar-11	(2)	25,000	4.24	65,755
	26-Apr-11(2)		50,000	4.42	135,580
Russel J. Corvese	26-Apr-11	(2)	30,000	4.42	81,348
Barry A. Posner	26-Apr-11	(2)	50,000	4.42	135,580
Scott W. Friedman	26-Apr-11	(2)	50,000	4.42	132,530

(1)	The Company’s Short-term Incentive Plan; threshold represents 100% of target and maximum represents 150% of target.

(2)	Represents stock options granted under the 2008 Plan. Vesting occurs in one-third increments on the first, second and third anniversary of the grant date.

(3)	Options are granted with an exercise price equal to the closing price per share of common stock on the date of grant.

(4)	Represents the total fair value, estimated as per FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year End

The following table provides information on the holdings of stock options, stock appreciation rights and restricted stock by the named executive officers at December 31, 2011.

	Option/SAR Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options/ SAR (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(8)
Richard M. Smith	70,000	35,000	(3)	—	2.27	2-Jan-19	—	—	—	—
	83,334	166,666	(4)	—	9.09	27-Apr-20	—	—	—	—
	41,667	83,333	(5)	—	6.65	16-Jun-20	—	—	—	—
	66,667	133,333	(1)	—	5.70	31-Dec-20	—	—	—	—
	—	150,000	(6)	—	4.42	26-Apr-21	—	—	—	—
							—	—	40,000	218,400
David Froesel	—	—		—	—	—	—	—	—	—
Mary Jane Graves	—	100,000	(2)	—	4.42	26-Apr-21	—	—	—	—
David Evans	20,000	20,000	(7)	—	1.71	20-Feb-19	—	—	—	—
	16,667	33,333	(5)	—	6.65	16-Jun-20	—	—	—	—
	—	50,000	(6)	—	4.42	26-Apr-21	—	—	—	—
							—	—	6,666	36,396
Vito Ponzio, Jr.	16,667	33,333	(10)	—	7.09	23-Feb-20	—	—	—	—
	—	25,000	(9)	—	4.24	1-Mar-21	—	—	—	—
	—	50,000	(6)	—	4.42	26-Apr-21	—	—	—	—
Russel J. Corvese	35,000	—		—	7.95	24-Sep-13	—	—	—	—
	9,200	—		—	6.00	1-Jul-15	—	—	—	—
	104,858	—		—	2.47	1-Nov-16	—	—	—	—
	56,250	—		—	6.52	29-Apr-18	—	—	—	—
	50,000	25,000	(11)	—	2.73	28-Apr-19	—	—	—	—
	16,667	33,333	(5)	—	6.65	16-Jun-20	—	—	—	—
	—	30,000	(6)	—	4.42	26-Apr-21	—	—	—	—
							—	—	22,500	122,850
Barry A. Posner	75,000	—		—	7.95	1-Jul-12	—	—	—	—
	13,800	—		—	6.00	1-Jul-12	—	—	—	—
	80,953	—		—	2.47	1-Jul-12	—	—	—	—
	50,625	—		—	6.52	1-Jul-12	—	—	—	—
	100,000	—		—	2.73	1-Jul-12	—	—	—	—
	50,000	—		—	6.65	1-Jul-12	—	—	—	—
	50,000	—		—	4.42	1-Jul-12	—	—	—	—
Scott W. Friedman	—	—		—	—	—	—	—	—	—

(1)	Vesting schedule is one-third vesting on December 31, 2011, one-third vesting on December 31, 2012, one-third vesting on December 31, 2013.

(2)	Represents stock appreciation rights with a vesting schedule of one-third vesting on April 26, 2012, one-third vesting on April 26, 2013, one-third vesting on April 26, 2014.

(3)	Vesting schedule is one-third vesting on January 2, 2010, one-third vesting on January 2, 2011, one-third vesting on January 2, 2012.

(4)	Vesting schedule is one-third vesting on April 27, 2011, one-third vesting on April 27, 2012, one-third vesting on April 27, 2013.

(5)	Vesting schedule is one-third vesting on June 16, 2011, one-third vesting on June 16, 2012, one-third vesting on June 16, 2013.

(6)	Vesting schedule is one-third vesting on April 26, 2012, one-third vesting on April 26, 2013 and one-third vesting on April 26, 2014.

(7)	Vesting schedule is one-third vesting on February 20, 2010, one-third vesting on February 20, 2011 and one-third vesting on February 20, 2012.

(8)	Represents performance shares granted in previous years that vest based upon achievement of specific performance goals.

(9)	Vesting schedule is one-third vesting on March 1, 2012, one-third vesting on March 1, 2013 and one-third vesting on March 1, 2014.

(10)	Vesting schedule is one-third vesting on February 23, 2011, one-third vesting on February 23, 2012 and one-third vesting on February 23, 2013.

(11)	Vesting schedule is one-third vesting on April 28, 2010, one-third vesting on April 28, 2011 and one-third vesting on April 28, 2012.

Option Exercises and Stock Vested

The following table sets forth certain information with respect to stock options exercised and vested stock awards by the Company’s executive officers during the year ended December 31, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Richard M. Smith	—	—	—	—
Mary Jane Graves	—	—	—	—
David Froesel	—	—	—	—
David Evans	20,000	98,049	—	—
Vito Ponzio, Jr	—	—	—	—
Russel J. Corvese	—	—	—	—
Barry A. Posner	77,634	290,429	20,250	141,143
Scott W. Friedman	248,133	495,433	—	—

Employment and Severance Agreements

Richard M. Smith — Employment Agreement

On December 23, 2010, the Company and Mr. Smith entered into a new employment agreement which replaced his prior severance agreement with the Company. The terms of the employment agreement provide for the employment of Mr. Smith as the Chief Executive Officer at an initial base annual salary of $650,000, which may be increased (but not decreased) at the discretion of our Board of Directors. Under that agreement, Mr. Smith is eligible to participate in the Company’s then applicable short-term bonus or other cash incentive program at a target bonus level of 100% of the then annual base salary and contingent on attainment of performance goals to be reasonably established in good faith by the Compensation Committee no later than 90 days after the commencement of each calendar year. Mr. Smith will also be entitled under that agreement to vacation of up to 23 business days per calendar year, to be accrued and available in accordance with the Company’s policies for its senior executives. The Company has agreed to reimburse Mr. Smith for up to $15,000 for legal fees incurred in connection with review and negotiation of the employment agreement.

On December 31, 2010, pursuant to the employment agreement, Mr. Smith was granted a cash denominated SAR, which is outside of the 2008 Plan, with respect to 200,000 shares of the Common Stock at a grant price equal to $5.70. The SAR will vest in three equal annual installments and will fully vest in connection with a Change of Control (as defined in the agreement). Mr. Smith may exercise this SAR, in whole or in part, to the extent the SAR has been vested and will receive in cash the amount, if any, by which the closing stock price on the exercise date exceeds the grant price. Upon the exercise of any SARs, as soon as practicable under the applicable Federal and state securities laws, Mr. Smith will be required to use the net after-tax proceeds of such exercise to purchase shares of the Common Stock from the Company at the closing stock price of the Common Stock on that date and hold such shares of Common Stock for a period of not less than one year from the date of purchase, except that he will not be required to purchase any shares of Common Stock if he exercises the SAR on or after a Change of Control of the Company. Mr. Smith’s right to exercise the SAR will expire on the earliest of (1) the tenth anniversary of the grant date, (2) the date that he forfeits his right to exercise the SAR as a result of termination of his employment, as more fully described below, or (3) the date that the SAR is exercised in full.

Under the employment agreement, Mr. Smith is subject to the provisions of a non-compete covenant, which provides that during the term of employment and for a period of one year following his termination, Mr. Smith may not directly or indirectly participate in any business that is competitive with the Company’s business. Similarly, for two years following the later of the date of his termination or the date upon which he ceases to be an affiliate of the Company, Mr. Smith may not solicit or otherwise interfere with the Company’s relationship with any present or former employee or customer of the Company. Mr. Smith is also required to keep confidential during the term of employment and thereafter all confidential and proprietary information concerning the Company and its business.

If Mr. Smith’s employment is terminated due to his death, (i) his estate or beneficiaries are entitled to receive his salary, bonus and other benefits earned and accrued prior to the date of his death, (ii) all unvested stock options and SARs outstanding immediately prior to his death may be exercised by his estate for a period equal to the earlier of one year from and after the date of his death and the original expiration date of each option and SAR (unless a longer period is set forth in the underlying grant agreements), (iii) any restricted stock units granted under any bonus program or otherwise granted will vest as of the date of his death and such shares issued upon vesting will be free from restrictions on transferability and (iv) any stock grants that are subject to forfeiture will become non-forfeitable and will be fully vested and transferable. If Mr. Smith’s employment is terminated due to his disability, (i) he will be entitled to receive his salary, bonus and other benefits earned and accrued prior to the date of his disability, (ii) all unvested stock options and SARs outstanding immediately prior to his disability date will vest in full and, together with all options and SARs outstanding immediately prior to his disability date, may be exercised by him for a period equal to the earlier of one year from and after his disability date and the original expiration date of each option and SAR (unless a longer period is set forth in the underlying grant agreements), (iii) any restricted stock units granted under any bonus program or otherwise granted will vest as of his disability date and such shares issued upon vesting will be free from restrictions on transferability and (iv) any stock grants that are subject to forfeiture will become non-forfeitable and will be fully vested and transferable. In addition, if Mr. Smith should remain disabled for six months following his disability date, he will also be entitled to receive for a period of two years following termination, his annual salary at the time of termination of his employment (less the gross proceeds paid to him on account of Social Security or other similar benefits and Company provided short-term and long-term disability plans) and continuing coverage under all benefit plans and programs to which he was previously entitled.

If the Company terminates Mr. Smith for “Cause” (as defined below), (i) he will be entitled to receive his salary, bonus and other benefits earned and accrued prior to the date of termination, (ii) all unvested stock options and SARs will be terminated in accordance with the terms of the governing documents, (iii) any unvested restricted stock units will terminate in accordance with the terms of the governing documents and (iv) any stock grants made to him that are subject to forfeiture will be immediately forfeited.

If Mr. Smith terminates his employment without Good Reason (as defined below), (i) he will be entitled to receive his salary, bonus and other benefits earned and accrued prior to the date of termination, (ii) all stock options and SARs that are vested and exercisable may be exercised for a period of the earlier of 30 days from and after the effective date of his termination and the original expiration date of each option and SAR (unless a longer period is set forth in the underlying grant agreements), (iii) any unvested restricted stock units will terminate immediately and (iv) any stock grants made to him that are subject to forfeiture will be immediately forfeited.

If the Company terminates Mr. Smith’s employment without Cause or Mr. Smith terminates his employment for Good Reason, (i) he is entitled to receive his salary, bonus and other benefits earned and accrued through the date of termination, (ii) for a period of two years following his date of termination or, if such date is on or after January 1, 2014, for the one year period which starts on the date his employment terminates (A) the annual salary that he was receiving at the time of such termination of employment and (B) a monthly payment in an amount sufficient to cover his premiums associated with continuing coverage under the benefit plans and programs he would have received, (iii) all unvested options and SARs which are outstanding immediately prior to his termination will immediately vest in full and, together with all options and SARs then outstanding, may be exercised by him for a period equal to the earlier of 30 days from and after the effective date of the termination of his employment and the original expiration date of each option and SAR (unless a longer period is set forth in the underlying grant agreements), (iv) he will become vested in any deferred compensation plan in which he is a participant, (v) any restricted stock units granted will vest and be free from restrictions on transferability and (vi) any stock grants that are subject to forfeiture will become non-forfeitable and will become fully vested and transferable.

“Cause” means (i) conviction of a felony or a crime of moral turpitude; (ii) commission of unauthorized acts intended to result in Mr. Smith’s personal enrichment at the material expense of the Company; or (iii) material violation of duties or responsibilities to the Company which constitute willful misconduct or dereliction of duty, provided that as to any termination pursuant to this clause, a majority of the members of the Compensation Committee must first approve such “Cause” termination before the Company effectuates such a termination. “Good Reason” means the existence of any one or more of the following conditions that continue for more than 45 days following written notice of such conditions by Mr. Smith to the Compensation Committee: (i) a material change in or reduction of Mr. Smith’s authority, duties and responsibilities, or the assignment to Mr. Smith of duties materially inconsistent with Mr. Smith’s position with the Company; or (ii) a reduction in Mr. Smith’s then current annual salary without his consent.

If within the one year period commencing on the effective date of a Change of Control of the Company, (i) Mr. Smith is terminated by the Company or a successor entity within such one year period and the termination is not due to death, disability, termination for Cause or termination by Mr. Smith without Good Reason or (ii) Mr. Smith elects to resign effective within the 180 day period following the date that the Company or a successor entity has taken action to materially reduce or change Mr. Smith’s authority, duties or responsibilities or the Company assigns duties to him that are materially inconsistent with his position immediately prior to the Change of Control, the following will occur: (i) Mr. Smith will be entitled to receive his salary, bonus and other benefits earned and accrued through the date of termination; (ii) for a period of two years following his date of termination, Mr. Smith will be entitled to the annual salary that he was receiving at the time of such termination of employment and a monthly payment in an amount sufficient to cover his premiums associated with continuing coverage under the benefit plans an programs he would have received; (iii) all unvested options and SARs which are outstanding immediately prior to Mr. Smith’s termination will immediately vest and become exercisable on his date of termination and for the period set forth in the underlying grant agreements; (iv) Mr. Smith will become vested in any deferred compensation plan in which he is a participant; (v) any restricted stock units will vest and be free from restrictions on transferability; and (vi) any stock grants that are subject to forfeiture will become non-forfeitable and will become fully vested and transferable.

Under the terms of Mr. Smith’s employment agreement, if there is a Change in Control and the Company reasonably determines that any payment or distribution by the Company to or for the benefit of Mr. Smith would be subject to the excise tax imposed by § 4999 of the Code, then the Company will determine the safe harbor amount under the Code that would not result in such excise tax and will pay to Mr. Smith the higher of the safe harbor amount or the payments otherwise due to Mr. Smith in the absence of such provision, net of all applicable taxes, including the tax under § 4999 of the Code.

Mary Jane Graves — Engagement Letter

On January 31, 2011, the Company announced that Mary Jane “MJ” Graves, the former Chief Financial Officer of CHS, which was acquired by the Company in 2010, was appointed interim Chief Financial Officer and Treasurer of the Company by the Company’s board of directors (“Board”). Her appointment was effective Monday January 31, 2011.

In connection with the appointment of Ms. Graves, the Company entered into an engagement letter (the “Engagement Letter”) with Ms. Graves dated January 31, 2011. The terms of the Engagement Letter provide for Ms. Graves to serve as the Company’s Chief Financial Officer on an interim basis. Ms. Graves is compensated for her services at a rate of $250 per hour. The Company is responsible for Ms. Graves’ out-of-pocket expenses related to her services. It is estimated that Mr. Graves’ annual compensation will be approximately $480,000.

David Evans — Employment Letter Agreement and Severance Agreement

On January 30, 2009, Mr. Evans, Senior Vice President, Strategic Operations, entered into an employment agreement with the Company which provides for his employment until terminated by the Company or Mr. Evans. Mr. Evans receives an annual base salary of $325,000 per year. Under the terms of the employment agreement, Mr. Evans is eligible to participate in all employee benefit plans and policies commensurate with his position and the Company’s cash bonus program, subject to corporate, departmental and individual targets being met. Under the employment agreement and subject to approval of the Board of Directors, Mr. Evans will also be eligible to receive stock options and restricted stock commensurate with his position.

In connection with the employment agreement, Mr. Evans also entered into a Restrictive Covenant Agreement effective February 2, 2009, which provides that during the term of employment and for a period of one year following his termination, Mr. Evans may not participate in, supervise or manage any competing activities in the defined territory. Similarly, for two years following the date of his termination, Mr. Evans may not solicit or otherwise interfere with the Company’s relationship with any present employee or within one year following any employee’s termination with the Company, or any customer of the Company with whom Mr. Evans dealt in the two years prior to his termination of his employment with the Company. Mr. Evans is also required to keep confidential during the term of employment and thereafter all confidential and proprietary information concerning the Company and its business.

In connection with beginning his employment with the Company, Mr. Evans entered into a Severance Agreement dated February 2, 2009. Pursuant to the terms of the severance agreement, if the Company terminates Mr. Evans’ employment without Cause, upon execution of the Company’s standard Waiver and Release, Mr. Evans is entitled to receive (i) severance payments equal to one year of salary at his then current base salary level payable in accordance with the Company’s then applicable payroll practices, and (ii) reimbursement for the cost of continuing health benefits for a period of one year following the date of termination; provided, however, that if Mr. Evans secures new employment during the one year period following his termination, any remaining severance payments will be reduced to an amount equal to the difference between his base salary on the date of termination and his new base salary; and provided further, if his new employer offers health insurance coverage, the Company will no longer be obligated to reimburse Mr. Evans for health insurance coverage effective on the date he starts such new employment.

Vito Ponzio, Jr. — Employment Letter Agreement

On January 13, 2010, Mr. Ponzio, Senior Vice President, Human Resources, entered into an employment agreement with the Company which provides for his employment until terminated by the Company or Mr. Ponzio. Mr. Ponzio receives an annual base salary of $325,000 per year. Under the terms of the employment agreement, Mr. Ponzio receives annual reviews of his salary and reimbursement for reasonable and necessary expenses incurred. Mr. Ponzio is also eligible to participate in all employee benefit plans and policies commensurate with his position. Pursuant to the employment agreement, Mr. Ponzio received a signing grant of 50,000 stock options to purchase the Company’s common stock, par value $0.0001 per share of the Company, awarded at the current market price. In addition, Mr. Ponzio is eligible to participate in the Company’s cash bonus program, with his target bonus being 40% of his base salary in 2012 and based on individual targets recommended by the President and Chief Executive Officer and approved by the Board of Directors. Beginning in 2011, Mr. Ponzio also became eligible for a long-term incentive compensation award.

Under the employment agreement, Mr. Ponzio is subject to the provisions of a non-compete covenant, which provides that during the term of employment and for a period of one year following his termination, Mr. Ponzio may not participate in, supervise or manage any competing activities in the defined territory that would displace one or more of the Company’s business opportunities. Similarly, for two years following the date of his termination, Mr. Ponzio may not solicit or otherwise interfere with the Company’s relationship with any present or former employee or customer of the Company. Mr. Ponzio is also required to keep confidential during the term of employment and thereafter all confidential and proprietary information concerning the Company and its business.

If the Company terminates Mr. Ponzio’s employment without Cause, (i) he is entitled to receive his salary, bonus and other benefits earned and accrued through the date of termination, and (ii) severance payments equal to one year of salary at his then current base salary level; provided, however, that if Mr. Ponzio secures new employment during the one year period following his termination, any remaining severance payments will be reduced to an amount equal to the difference between his based salary on the date of termination and his new base salary.

Russel J. Corvese — Employment Letter Agreement

October 15, 2001, Mr. Corvese, Vice President — Mail and Managed Care Operations, entered into an employment agreement with the Company which provides for his employment until terminated by the Company or Mr. Corvese, and which was subsequently amended September 19, 2003 and December 1, 2004. Mr. Corvese receives an annual base salary of $290,000 per year. The terms of the employment agreement provide Mr. Corvese a monthly automobile allowance of $500, and reimbursement for all reasonable and necessary expenses incurred. In addition, Mr. Corvese is permitted to participate in all employee health and other related benefit plans and policies available to members of senior management generally and shall be eligible to participate in the Company’s cash bonus program. The employment agreement provides that Mr. Corvese shall not be required to relocate but will need to travel as necessary in accordance with his responsibilities and duties.

Under the employment agreement, Mr. Corvese is subject to the provisions of a non-compete covenant, which provides that during the term of employment and for a period of one year following his termination or six months following payment of any severance, whichever occurs last, Mr. Corvese may not directly or indirectly participate in work relating to information systems, telecommunications, computer systems or other work related to information technology that is competitive with the Company’s business. Similarly, for two years following the date of his termination, Mr. Corvese may not solicit or otherwise interfere with the Company’s relationship with any present or former employee or customer of the Company. Mr. Corvese is also required to keep confidential during the term of employment and thereafter all confidential and proprietary information concerning the Company and its business.

If the Company terminates Mr. Corvese’s employment without Cause or Mr. Corvese terminates his employment for Good Reason, he is entitled to receive (i) his salary, bonus and other benefits earned and accrued through the date of termination, (ii) severance payments equal to one year of salary at his then current base salary level, (iii) all unvested options which are outstanding immediately prior to his termination will immediately vest in full and, all options then outstanding may be exercised in accordance with their terms, and (iv) all performance shares shall vest and become immediately transferable free of any restrictions on transferability (other than those imposed under federal and state securities laws) other than those set forth in the grant document that expressly survive termination of employment.

Barry A. Posner — Separation and Release Agreement

Barry A. Posner’s employment with the Company terminated effective September 19, 2011 (the “Separation Date”). Prior to his separation of employment, Mr. Posner served as the Company’s Executive Vice President, General Counsel and Secretary. In connection with his departure, on October 6, 2011, Mr. Posner executed a Separation and Release Agreement (the “Separation Agreement”) with the Company. Mr. Posner was paid a $50,000 one-time payment payable within ten days after the effective date of the Separation Agreement. The Separation Agreement supersedes Mr. Posner’s 2006 Severance Agreement and includes a cash severance of $840,000, which is equal to two years of Mr. Posner’s current base salary, payable in periodic installments. Pursuant to the Separation Agreement, Mr. Posner will be entitled to continuation of the equivalent medical and dental coverage that Mr. Posner had through the Separation Date for the earlier of (i) twenty-four months or (ii) such time as Mr. Posner obtains employment, and all outstanding stock options and restricted stock awards issued to Mr. Posner and held by him as of the Separation Date shall vest immediately and remain exercisable until July 1, 2012, except options for 70,000 shares that are to expire on November 28, 2011, which must be exercised by that date or be forfeited. In addition, the Separation Agreement provides that Mr. Posner will remain available to provide consulting services to the Company until July 1, 2012 for up to twenty hours per month. Mr. Posner shall receive a lump sum retainer fee of $50,000 for those services. The Separation Agreement further provides for (i) a general release of claims by Mr. Posner against the Company and its affiliates, and (ii) an acknowledgement by Mr. Posner that except with respect to the non-competition covenant, all other obligations contained in his August 24, 2006 Restrictive Covenants Agreement, including the confidentiality and undertakings, shall remain in full force and effect.

Scott W. Friedman — Severance Letter and Waiver and Release Agreement

Scott W. Friedman’s employment with the Company terminated effective July 6, 2011. Prior to his separation of employment, Mr. Freidman served as a Senior Vice President. In connection with his departure, Mr. Friedman executed a Waiver and Release Agreement with the Company. The Waiver and Release Agreement and the Company’s severance letter provide Mr. Friedman severance benefits of $310,000.00 to be paid in bi-weekly installments and an extension to October 31, 2011 to exercise options. The Waiver and Release Agreement further provide for (i) a general release of claims by Mr. Friedman against the Company and its affiliates, and (ii) a release of Mr. Friedman from the non-competition covenants previously agreed to by Mr. Friedman in connection with his employment, provided, however, Mr. Friedman agreed to remain obligated to comply with all other obligations contained in his Restrictive Covenant and the Confidentiality Agreement with the Company including the covenants prohibiting the solicitation of clients, customers and employees and the covenants prohibiting the disclosure of confidential information.

Potential Change in Control and Severance Payments

The following tables summarize potential change in control payments. The columns below describe the payments that would apply in different termination scenarios — a termination of employment as a result of the named executive officer’s voluntary resignation without good reason, his termination by us for cause, death, disability, termination of employment without cause, termination of employment as a result of the named executive officer’s resignation for good reason or termination of employment as a result of a change in control. The table assumes that the termination or change in control occurred on December 31, 2011. For purposes of estimating the value of amounts of equity compensation to be received in the event of a termination of employment or change in control, we have assumed a price per share of our common stock of $5.46, which represents the closing market price of our common stock as reported on the NASDAQ Global Market on December 31, 2011. All amounts are expressed in dollars.

Richard M. Smith

Benefit	Voluntary/ For Cause	Death	Disability	Without Cause/ Good Reason	Change in Control
Cash Severance	—	—	1,300,000	1,300,000	1,300,000
Equity
Restricted Stock	—	218,400	218,400	218,400	218,400
Unexercisable Options	—	267,650	267,650	267,650	267,650
Total	—	486,050	486,050	486,050	486,050
Retirement Benefit
Defined Benefit Plan	—	—	—	—	—
Defined Contribution Plan	—	—	—	—	—
Total	—	—	—	—	—
Other Benefits
Health & Welfare	—	—	28,884	28,884	28,884
Total	—	—	28,884	28,884	28,884
Total	—	486,050	1,814,934	1,814,934	1,814,934

Cash Severance: Current bonus in the event of voluntary termination, for cause or upon death; two times base salary and current bonus in the event of termination as a result of disability, without cause, for good reason, or change in control.

Restricted Stock: Intrinsic value of accelerated vesting of restricted stock based on December 31, 2011 closing price of $5.46.

Unexercisable Options: Intrinsic value of accelerated vesting of stock options which carry a positive return upon exercise based on December 31, 2011 closing price of $5.46.

Health & Welfare: two additional years of health and welfare benefits as a result of disability, without cause, for good reason, or change in control.

Russel J. Corvese

Benefit	Voluntary/ For Cause	Death	Disability	Without Cause/ Good Reason	Change in Control
Cash Severance	—	—	290,000	290,000	290,000
Equity
Restricted Stock	—	122,850	122,850	122,850	122,850
Unexercisable Options	—	99,450	99,450	99,450	99,450
Total	—	222,300	222,300	222,300	222,300
Retirement Benefit
Defined Benefit Plan	—	—	—	—	—
Defined Contribution Plan	—	—	—	—	—
Total	—	—	—	—	—
Other Benefits
Health & Welfare	—	—	—	—	—
Total	—	—	—	—	—
Total	—	222,300	512,300	512,300	512,300

Cash Severance: One year base salary in the event of termination as a result of disability, without cause, for good reason, or change in control.

Restricted Stock: Intrinsic value of accelerated vesting of restricted stock based on December 31, 2011 closing price of $5.46.

Unexercisable Options: Intrinsic value of accelerated vesting of stock options which carry a positive return upon exercise based on December 31, 2011 closing price of $5.46.

David Evans

Benefit	Voluntary/ For Cause	Death	Disability	Without Cause/ Good Reason	Change in Control
Cash Severance	—	—	325,000	325,000	325,000
Equity
Restricted Stock	—	—	—	—	—
Unexercisable Options	—	—	—	—	—
Total	—	—	—	—	—
Retirement Benefit
Defined Benefit Plan	—	—	—	—	—
Defined Contribution Plan	—	—	—	—	—
Total	—	—	—	—	—
Other Benefits
Health & Welfare	—	—	17,772	17,772	17,772
Total	—	—	17,772	17,772	17,772
Total	—	—	342,772	342,772	342,772

Cash Severance: One year base salary in the event of termination as a result of disability, without cause, for good reason, or change in control.

Health & Welfare: one additional year of health and welfare benefits as a result of disability, without cause, for good reason, or change in control.

Vito Ponzio, Jr.

Benefit	Voluntary/ For Cause	Death	Disability	Without Cause/ Good Reason	Change in Control
Cash Severance	—	—	325,000	325,000	325,000
Equity
Restricted Stock	—	—	—	—	—
Unexercisable Options	—	—	—	—	—
Total	—	—	—	—	—
Retirement Benefit
Defined Benefit Plan	—	—	—	—	—
Defined Contribution Plan	—	—	—	—	—
Total	—	—	—	—	—
Other Benefits
Health & Welfare	—	—	—	—	—
Total	—	—	—	—	—
Total	—	—	325,000	325,000	325,000

Cash Severance: One year base salary in the event of termination as a result of disability, without cause, for good reason, or change in control.

The following two tables summarize severance payments as a result of the termination of employment by Mr. Posner on September 19, 2011 and Scott W. Friedman on July 6, 2011, additional details of which are described above under “Barry A. Posner — Separation and Release Agreement” and “Scott W. Friedman — Separation and Waiver Agreement.”

Barry A. Posner

Benefit	As of September 19, 2011, Date of Termination of Employment
Cash Severance	890,000
Equity
Restricted Stock	—
Unexercisable Options	—
Total	—
Retirement Benefit
Defined Benefit Plan	—
Defined Contribution Plan	—
Total	—
Other Benefits
Health & Welfare	31,852
Total	31,852
Total	921,852

Mr. Posner’s separation agreement includes cash severance of $840,000, which is equal to two years of Mr. Posner’s current base salary, payable as follows: (i) $210,000 in March 2012, and (ii) an aggregate amount of $630,000 payable in equal monthly installments of $35,000, commencing April 2012 and ending September 2013, and a $50,000 one-time payment payable within ten days after the effective date of the Separation Agreement.

All outstanding stock options and restricted stock awards issued to Mr. Posner and held by him as of his separation date vested immediately and remain exercisable until July 1, 2012, except options for 70,000 shares that expired on November 28, 2011.

Pursuant to the Separation Agreement, Mr. Posner will be entitled to continuation of the equivalent medical and dental coverage that Mr. Posner had through the Separation Date for the earlier of (i) twenty-four months or (ii) such time as Mr. Posner obtains employment.

Scott W. Friedman

Benefit	As of July 6, 2011, Date of Termination of Employment
Cash Severance	310,000
Equity
Restricted Stock	—
Unexercisable Options	—
Total	—
Retirement Benefit
Defined Benefit Plan	—
Defined Contribution Plan	—
Total	—
Other Benefits
Health & Welfare	—
Total	—
Total	310,000

Mr. Friedman’s Waiver and Release Agreement provide severance benefits of $310,000 to be paid in bi-weekly installments and an extension to October 31, 2011 to exercise options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of the Company’s Common Stock to file with the Commission initial reports of ownership and reports of changes in beneficial ownership of the Company’s Common Stock and other equity securities of the Company. Based solely on our review of the copies of such forms received by us, or written representations from certain of such persons, we believe that, during the fiscal year 2011, our executive officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to them, except for two Form 4’s for Richard H. Friedman covering three transactions and one Form 4 for Richard M. Smith covering one transaction which were filed late.

STOCKHOLDER PROPOSALS

Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), establishes the eligibility requirements and the procedures that must be followed for a stockholder’s proposal to be included in a public company’s proxy materials. Under the Rule, proposals submitted for inclusion in the Company’s 2013 proxy materials must be received by the Company at 100 Clearbrook Road, Elmsford, NY 10523, Attention: Secretary. To be timely, a stockholder’s notice shall be delivered to the secretary at the principal executive offices of the Corporation not less than 90 days and not more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Proposals must comply with all the requirements of Rule 14a-8 and the Company’s By-Laws.

A stockholder who wishes to present a matter for action at the Company’s 2013 Annual Meeting must deliver a notice to the Company on or after January 2, 2013 but no later than the close of business February 1, 2013, in order to be included in the Company’s proxy statement and proxy relating to that meeting. The Company will determine whether to include such proposal in accordance with regulations governing the solicitation of proxies.

The Company’s By-Laws require that such written notice set forth (i) as to each person whom the stockholder proposes to nominate for election or re-election to the Board of Directors: (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class or series and number of shares of capital stock of the Company which are directly or indirectly owned beneficially or of record by the person, (d) the date such shares were acquired and the investment intent of such acquisition, and (e) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for a contested election of directors (even if an election contest or proxy solicitation is not involved), or is otherwise required, pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving if elected); and (ii) as to the stockholder giving the notice: (u) the name and address of such stockholder, as they appear on the Company’s books, the residence name and address (if different from the Company’s books) of such proposing stockholder and any Stockholder Associated Person (defined as (x) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (y) any beneficial owner of shares of stock of the Company owned of record or beneficially by such stockholder or (z) any person directly or indirectly controlling, controlled by or under common control with such Stockholder Associated Person) covered by clauses (v), (w), (y) and (z) below, (v) the class and number of shares of stock of the Company which are directly or indirectly held of record or beneficially owned by such stockholder and by any Stockholder Associated Person with respect to the Company’s securities, a description of any derivative positions held or beneficially held by the stockholder and any Stockholder Associated Person and whether and the extent to which a hedging transaction has been entered into by or on behalf of such stockholder or any Stockholder Associated Person, (w) a description of all arrangements or understandings between such stockholder or any Stockholder Associated Person and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (x) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, (y) any other information relating to such stockholder or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for a contested election of directors (even if an election contest or proxy solicitation is not involved), or is otherwise required, pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, and (z) a representation as to whether such stockholder or any Stockholder Associated Person intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve the nomination and/or otherwise to solicit proxies from stockholders in support of the nomination. In addition, any stockholder who submits a notice is required to update and supplement the information disclosed in such notice, if necessary, in accordance with the By-Laws.

In the case of other proposals by stockholders at an annual meeting, the By-Laws require that such written notice set forth as to each matter such stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting; (ii) the name and address, as they appear on the Company’s books, of the stockholder proposing such business, the residence name and address (if different from the Company’s books) of such proposing stockholder and any Stockholder Associated Person; (iii) the class and number of shares of stock of the Company which are directly or indirectly held of record or beneficially owned by such stockholder and by any Stockholder Associated Person with respect to the Company’s securities, a description of any derivative positions held or beneficially held by the stockholder and any Stockholder Associated Person and whether and the extent to which a hedging transaction has been entered into by or on behalf of such stockholder or any Stockholder Associated Person, (iv) a description of all arrangements or understandings between such stockholder or any Stockholder Associated Person and any other person or entity in connection with the proposal of such business by such stockholder and any material interest of such stockholder or any Stockholder Associated Person or such other person or entity in such business, (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting, and (vi) a representation as to whether such stockholder or any Stockholder Associated Person intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding shares required to approve the proposal and/or otherwise to solicit proxies from stockholders in support of the proposal. In addition, any stockholder who submits a notice is required to update and supplement the information disclosed in such notice, if necessary, in accordance with the By-Laws.

Upon receipt of any proposal, the Company will determine whether to include such proposal in accordance with regulations governing the solicitation of proxies.

MISCELLANEOUS

A copy of the Company’s 2011 Annual Report on Form 10-K, including the financial statements and financial statement schedules, as filed with the Commission, is enclosed but is not to be regarded as proxy solicitation materials.

HOUSEHOLDING

If you and other residents with the same last name at your mailing address own shares of Common Stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you received a householding communication, your broker will send one copy of this Proxy Statement and one copy of the Company’s 2011 Annual Report to Stockholders to your address unless contrary instructions were given by any stockholder at that address. If you received more than one copy of the proxy materials this year and you wish to reduce the number of reports you receive in the future and save the Company the cost of printing and mailing these reports, your broker will discontinue the mailing of reports on the accounts you select if you mark the designated box on your proxy card, or follow the instructions provided when you vote over the Internet.

You may revoke your consent to householding at any time by calling 800-542-1061. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if your household received a single set of proxy materials for this year, but you would prefer to receive your own copy, we will send a copy to you if you address your written request to BioScrip, Inc., Secretary, 100 Clearbrook Road, Elmsford, NY 10523 or contact BioScrip, Inc. Secretary at 914-460-1600.

BIOSCRIP, INC. 100 CLEARBROOK RD. ELMSFORD, NY 0523

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ________________________________________
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1.	Election of Directors
Nominees
01	Richard H. Friedman 02 Richard M. Smith 03 Charlotte W. Collins 04 Samuel P. Frieder 05 Myron Z. Holubiak
06	David R. Hubers 07 Richard L. Robbins 08 Stuart A. Samuels 09 Gordon H. Woodward
The Board of Directors recommends you vote FOR proposals 2 and 3:							For	Against	Abstain
2.	To hold an advisory vote to approve the compensation paid to the Company’s named executive officers.						☐	☐	☐
3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2012.						☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)		Yes	No	☐
Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

BIOSCRIP, INC.

Annual Meeting of Stockholders

May 1, 2012 9:00 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Richard M. Smith and Kimberlee C. Seah, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of BIOSCRIP, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, local time on May 1, 2012, at the Sheraton Tarrytown Hotel, 600 White Plains Road, Tarrytown, New York 10591, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change / comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side